Exhibit 3.1

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

EMMIS COMMUNICATIONS CORPORATION

The Second Amended and Restated Articles of Incorporation (the “Restated Articles”) of Emmis Communications Corporation, a corporation organized and existing under the laws of the State of Indiana (the "Corporation"), are as follows:

ARTICLE I

Corporate Name

The name of the Corporation is Emmis Communications Corporation.

ARTICLE II

Purposes

The purpose of the Corporation is to transact any or all lawful business for which corporations may be incorporated under the Indiana Business Corporation Law, as now or hereafter amended (the “Act”). The Corporation shall have the same capacity to act as possessed by natural persons and shall have and exercise all powers granted to business corporations formed under the Act and permitted by the laws of the State of Indiana in force from time to time hereafter, including, but not limited to, the general rights, privileges and powers set out in the Act, the power to enter into and engage in partnerships and joint ventures, and to act as agent. The Corporation shall have the power and capacity to engage in all business activities, either directly or through any person, firm, entity, trust, partnership or association.

ARTICLE III

Definitions

As used herein, the following terms shall have the meanings indicated:

“Act” has the meaning defined in Article II.

“Affiliate of Smulyan” means (i) any person or entity that, directly or indirectly, controls, is controlled by or is under common control with Smulyan, (ii) any corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which Smulyan is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of voting securities, or in which Smulyan has a substantial beneficial interest, (iii) a Qualified Voting Trust, (iv) any other trust or estate in which Smulyan has a substantial beneficial interest or as to which Smulyan serves as trustee or in a similar fiduciary capacity, or (v) any relative or spouse of Smulyan, or any relative of such spouse, who has the same residence as Smulyan.

“Alien” has the meaning defined in Article XI.

“Alien Ownership Restrictions” has the meaning defined in Article XI.

Exhibit 3.1

“Board of Directors” has the meaning defined in Section 7.2(a).

“Class A Directors” has the meaning defined in Section 7.4(b).

“Class A Shares” has the meaning defined in Section 6.1(a).

“Class B Shares” has the meaning defined in Section 6.1(b).

“Class C Shares” has the meaning defined in Section 6.1(c).

“Common Shares” has the meaning defined in Section 6.1(c).

“Communications Act” has the meaning defined in Article XI.

“Corporation” has the meaning defined in the introduction to these Restated Articles.

“Effective Date” means March 1, 1994, the date and time at which the Corporation’s Amended and Restated Articles become effective.

“Event of Automatic Conversion” means each of the automatic conversion events described in Section 7.6(a) or Section 7.6(c).

“Existing Common Shares” has the meaning defined in Section 7.6(a).

“Going Private Transaction” shall mean any transaction that is a "Rule 13e-3 Transaction," as such term is defined in Rule 13e-3(a)(3), 17 C.F.R. § 240.13e-3, as amended from time to time, promulgated under the Securities Exchange Act of 1934, as amended; provided, however, that the term "affiliate" as used in Rule 13e-3(a)(3)(i) shall be deemed to include an Affiliate of Smulyan.

“Independent Director” shall have the meaning defined in Part III, Section 5(c) of Schedule D to the By-Laws of the National Association of Security Dealers, Inc., as the same may be amended from time to time.

“Preferred Stock” has the meaning defined in Section 6.1(c).

“Qualified Voting Trust” means any voting trust, voting agreement or similar arrangement pursuant to which Smulyan generally controls the vote of the Common Shares held by or subject to such trust, agreement or similar arrangement, regardless of whether the beneficial owner reserves or is granted a limited right to vote such Common Shares in certain circumstances. A good faith determination by the Board of Directors as to whether a voting trust, voting agreement or similar arrangement constitutes a Qualified Voting Trust shall be conclusive and binding on all shareholders.

“Restated Articles” has the meaning defined in the introduction to these Second Amended and Restated Articles of Incorporation of Emmis Communications Corporation.

“Smulyan” means and refers to Jeffrey H. Smulyan.

Exhibit 3.1

ARTICLE IV

Term of Existence

The period during which the Corporation shall continue is perpetual.

ARTICLE V

Registered Office and Registered Agent

The street address of the registered office of the Corporation is 950 North Meridian Street, Suite 1200, Indianapolis, Indiana 46204, and the name of the registered agent at such office is Steven C. Crane.

ARTICLE VI

Capital Structure

6.1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two Hundred Forty million (240,000,000), consisting of the following:

(a)    One hundred seventy million (170,000,000) shares of Class A Common Stock, par value $.01 per share (the “Class A Shares”);

(b)    Thirty million (30,000,000) shares of Class B Common Stock, par value $.01 per share (the “Class B Shares”);

(c)    Thirty million (30,000,000) shares of Class C Common Stock, par value $.01 per share (the “Class C Shares” and together with the Class A Shares and the Class B Shares, the “Common Shares”); and

(d)    Ten million (10,000,000) shares of serial Preferred Stock, par value $.01 per share (the “Preferred Stock”).

6.2. Terms of Stock. The designations, preferences, powers, qualifications and special or relative rights or privileges of the capital stock of the Corporation shall be as set forth in Articles VII and VIII.

(i)	ARTICLE VII

Common Shares

7.1. Identical Rights. Except as otherwise provided in these Restated Articles, all Common Shares shall be identical and shall entitle the holders thereof to the same rights and privileges, including, but not limited to, the right to share ratably in liquidation distributions after payment in full of creditors and payment in full to any holders of Preferred Stock then outstanding of any amount required to be paid under the terms of such Preferred Stock.

Exhibit 3.1

7.2. Dividends.

(a)    General. When, as and if dividends are declared by the Corporation's board of directors (the “Board of Directors”), whether payable in cash, securities of the Corporation or other property, the holders of Common Shares shall be entitled, in accordance with the number of Common Shares held by each, to share equally in and to receive all such dividends, except that if dividends are declared that are payable in Common Shares, such stock dividends shall be payable at the same rate on each class of Common Shares and shall be payable only in Class A Shares to holders of Class A Shares, in Class B Shares to holders of Class B Shares and in Class C Shares to holders of Class C Shares.

(b)    Record Date. Dividends declared by the Board of Directors shall be paid to the holders of record of the outstanding Common Shares as their names shall appear on the stock register of the Corporation on the record date fixed by the Board of Directors in advance of declaration and payment of each dividend.

(c)    Stock Dividends. Any Common Shares issued as a dividend shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable. The Corporation shall not issue fractions of Common Shares on payment of any such stock dividend but shall issue a whole number of shares to such holder of Common Shares rounded up or down in the Corporation's sole discretion to the nearest whole number, without compensation to the stockholder whose fractional share has been rounded down or from any stockholder whose fractional share has been rounded up.

7.3. Stock Splits. The Corporation shall not in any manner subdivide (by stock split, reverse stock split, reclassification, stock dividend, recapitalization or otherwise) or combine the outstanding shares of one class of Common Shares unless the outstanding shares of all classes of Common Shares shall be proportionately subdivided or combined, provided that this Section shall not apply to the reclassification taking effect upon the filing of these Restated Articles with the Secretary of State of Indiana.

7.4. Voting Rights.

(a)    General. The holders of the Class A Shares and the Class B Shares shall vote as a single class in all matters submitted to a vote of the stockholders, with each Class A Share being entitled to one vote and each Class B Share being entitled to ten votes, except (i) for the election of directors, which shall be governed by Subsections (b) and (c) below, (ii) with respect to any Going Private Transaction described in Subsection (e) below, which shall be governed by such Subsection, and (iii) as otherwise provided by law. The holders of the Class C Shares have no right to vote on any matter except as otherwise provided by law.

(b)    Class A Directors. In the election of directors, the holders of Class A Shares shall be entitled by class vote, exclusive of all other stockholders, to elect two of the Corporation's directors (the “Class A Directors”), with each Class A Share entitled to one vote; provided, however, that each Class A Director must be qualified at the time of his or her election to be an Independent Director. Any vote by stockholders on the removal of a Class A Director shall only be by the class vote of the holders of Class A Shares.

(c)    Other Directors. Except as provided in Subsection (b) above, the holders of Class A Shares and Class B Shares, voting as a single class, shall have the right to vote on the election or removal of all directors of the Corporation (other than directors, if any, who may be elected by the holders of Preferred Stock), with each Class A Share entitled to one vote and each Class B Share entitled to ten votes.

(d)    Class A Director Vacancies. In the event of the death, removal or resignation of a Class A Director prior to expiration of the director's term, the vacancy on the Board of Directors created thereby may be filled by a majority of the directors then in office, although less than a quorum; provided, however, that any person appointed to fill a vacancy created by the death, removal or resignation of a Class A Director shall be an Independent Director. A director elected in such manner to fill such a vacancy shall hold office until the director's successor has been duly elected and qualified at a meeting of holders of Class A Shares duly called for such purpose.

Exhibit 3.1

(e)    Going Private Transactions. With respect to any Going Private Transaction between the Corporation and (i) Smulyan, (ii) any Affiliate of Smulyan or (iii) any group of which Smulyan or any Affiliate of Smulyan is a member, the holders of Class A Shares and Class B Shares shall vote as a single class, with each Class A Share and Class B Share entitled to one vote.

7.5. Issuance of Common Shares. Each new issuance of Common Shares after the Effective Date shall be an issuance of Class A Shares or Class C Shares unless (i) the Common Shares are issued to Smulyan or (ii) the Common Shares are issued or subject to a Qualified Voting Trust. In each event described in clauses (i) or (ii) above, each Common Share issued shall be a Class B Share.

7.6. Conversion.

(a)    Automatic Conversion on Effective Date. Each share of the Corporation's common stock issued and outstanding immediately prior to the Effective Date (the “Existing Common Shares”) that is owned of record as of the Effective Date by Smulyan shall convert automatically and without the requirement of any further action into one fully paid and non-assessable Class B Share as of the Effective Date. Each of the Existing Common Shares not converted in accordance with the previous sentence shall convert automatically and without the requirement of any further action into one fully paid and non-assessable Class A Share as of the Effective Date.

(b)    Voluntary Conversion. Each Class B Share shall be convertible, at the option of its holder, into one fully paid and non-assessable Class A Share at any time.

(c)    Automatic Conversion.

(i) Each Class B Share shall convert automatically into one fully paid and non-assessable Class A Share upon the sale, gift or other transfer of such share, voluntarily or involuntarily, to a person or entity other than Smulyan or an Affiliate of Smulyan; provided, however, that the pledge of a Class B Share pursuant to a bona fide pledge as security for indebtedness owed to the pledgee shall not constitute a transfer for purposes of this Subsection (c) until such time as either (A) such share is registered in the name of the pledgee, (B) the pledgee acquires the right to vote such share and exercises such right, in which case the automatic conversion into a Class A Share shall be deemed to occur immediately prior to such vote, or (C) ownership of the pledged share is transferred pursuant to enforcement of such pledge to a person or entity other than Smulyan or an Affiliate of Smulyan.

(ii) All Class B Shares shall convert automatically into fully paid and non-assessable Class A Shares (on the basis of one Class A Share for each Class B Share) upon the earlier of (A) the death of Smulyan or (B) Smulyan's ceasing to own at least 1,520,000 Common Shares, as adjusted from time to time to account for any stock dividend in respect of the Common Shares or any stock split or reverse stock split of Common Shares.

(d)    Voluntary Conversion Procedure. At the time of a voluntary conversion, the holder of Class B Shares shall deliver to the office of the Corporation or any transfer agent for the Common Shares (i) the certificate or certificates representing the Class B Shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and (ii) written notice to the Corporation stating that such holder elects to convert such share or shares and stating the names and addresses in which each certificate for Class A Shares issued upon such conversion is to be issued. Voluntary conversion shall be deemed to have been effected at the close of business on the date when such delivery is made to the Corporation of the shares to be converted, and the person or entity exercising such voluntary conversion shall be deemed to be the holder of record of the number of Class A Shares issuable upon such conversion at such time. The Corporation shall promptly deliver certificates evidencing the appropriate number of Class A Shares to such holder.

(e)    Automatic Conversion Procedure. Upon the occurrence of the Event of Automatic Conversion pursuant to Section 7.6(a), each certificate previously representing Existing Common Shares that pursuant to Section 7.6(a) are converted into Class A Shares shall automatically and without the requirement of any further action represent the same number of Class A Shares. Promptly upon the occurrence of (i) the Event of Automatic Conversion pursuant to Section 7.6(a) with respect to those Existing Common Shares that are converted

Exhibit 3.1

automatically into Class B Shares, or (ii) an Event of Automatic Conversion pursuant to Section 7.6(c), such that Class B Shares are converted automatically into Class A Shares, the holder of such converted shares shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the Common Shares and shall give written notice to the Corporation, at such office (A) stating that the shares are being converted pursuant to an Event of Automatic Conversion into Class B Shares or Class A Shares as provided in Section 7.6(a) or (c), respectively, (B) specifying the Event of Automatic Conversion (and, if the occurrence of such event is within the control of the transferor, stating the transferor's intent to effect an Event of Automatic Conversion), (C) identifying the number of Existing Common Shares or Class B Shares being converted, and (D) setting out the name or names (with addresses) and denominations in which the certificate or certificates shall be issued, and instructions for the delivery thereof. Delivery of such notice together with the certificates representing the converted shares shall obligate the Corporation to issue and deliver, and thereupon the Corporation or its transfer agent shall promptly issue and deliver, at such stated address to such holder or to the transferee of the converted shares a certificate or certificates for the number and class of Common Shares to which such holder or transferee is entitled, registered in the name of such holder, the designee of such holder or transferee as specified in such notice. Nothing contained in this Subsection (e) or elsewhere in these Restated Articles shall be construed to permit or provide for (i) the transfer of any Class B Shares to any person or entity other than Smulyan or an Affiliate of Smulyan without the conversion of such Class B Shares into Class A Shares upon such transfer or (ii) the issuance of Class B Shares to any person or entity other than Smulyan or an Affiliate of Smulyan.

To the extent permitted by law, conversion pursuant to an Event of Automatic Conversion shall be deemed to have been effected as of the date and time at which the Event of Automatic Conversion occurs (such time being the "Conversion Time"). The person or entity entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Common Shares at and as of the Conversion Time. The rights as a holder of the converted shares shall cease and terminate at and as of the Conversion Time, in each case without regard to any failure by the holder to deliver the certificates or the notice required by this Subsection (e).

(f)    Unconverted Shares; Notice Required. In the event of the conversion of less than all of the Class B Shares evidenced by a certificate surrendered to the Corporation in accordance with the procedures of Section 7.6(d) or (e), the Corporation shall execute and deliver to or upon the written order of the holder of such certificate, without charge to such holder, a new certificate evidencing the number of Class B Shares not converted. Class B Shares shall not be transferred as Class B Shares on the books of the Corporation unless the Corporation shall have received from the holder thereof the written notice described herein.

(g)    Reservation. The Corporation hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued Class A Shares, for the purposes of effecting conversions, such number of duly authorized Class A Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class B Shares. The Corporation covenants that all the Class A Shares so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable. Subject to Article XI, the Corporation will take all such action as may be necessary to assure that all such Class A Shares may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Class A Shares may be listed.

7.7. Consideration on Merger, Consolidation, etc. In any merger, consolidation or business combination, the consideration to be received per share by the holders of Class A Shares, Class B Shares and Class C Shares must be identical for each class of stock, except that in any such transaction in which shares of common stock are to be distributed, such shares may differ as to voting rights to the extent that the voting rights provided in these Restated Articles differ between the Class A Shares, the Class B Shares and the Class C Shares.

Exhibit 3.1

ARTICLE VIII

Preferred Stock

8.1. Terms of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation shall have authority to fix by resolution or resolutions the designations and powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, dividend rate, purchase or sinking funds, provisions for redemption, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

(ii)	ARTICLE IX

Board of Directors

9.1    Number of Directors. The number of directors constituting the Board of Directors shall be fixed by the By-Laws of the Corporation and shall be not less than six (6) and not more than fifteen (15). No amendment to the By-Laws decreasing the number of directors shall have the effect of shortening the term of any incumbent director.

9.2    Classes and Term of Office. Effective as of the annual meeting of shareholders in 2000, the Board of Directors shall be divided into three (3) classes, designated Class I, Class II and Class III, as nearly equal in number as possible. The number of Class A Directors in each class shall also be as nearly equal in number as possible. The initial term of office of directors in Class I will expire at the annual meeting of shareholders in 2001. The initial term of office of directors in Class II will expire at the annual meeting of shareholders in 2002. The initial term of office of directors in Class III will expire at the annual meeting of shareholders in 2003. At each annual election beginning at the annual meeting of shareholders in 2001, the successors to the class of directors whose term then expires shall be elected to hold office for a term of three (3) years and until his or her successor is elected and qualifies or until his or her earlier resignation, removal from office or death. This section does not apply to any directors elected pursuant to special voting rights of one or more series of Preferred Stock.

9.3     Removal of Directors.

(a)    A director other than a Class A Director may be removed by the shareholders only for cause and only if the removal has been approved by an 80% majority of the combined voting power of the shares entitled to vote for the election of such director, cast at a special meeting of the shareholders called for that purpose. A Class A Director may be removed by the holders of Class A Shares as provided in Section 7.4(b) only for cause and only if the removal has been approved by the holders of an 80% majority of the Class A Shares, cast at a special meeting of the shareholders called for that purpose. Cause for removal exists only if:

(1)	the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and the conviction is no longer subject to direct appeal; or

(2)
the director whose removal is proposed has been adjudicated by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the Corporation in a matter of substantial importance to the Corporation, and the adjudication is not longer subject to direct appeal.

Exhibit 3.1

(b)    This section does not apply to any directors elected pursuant to special voting rights of one or more series of Preferred Stock.

9.4    Amendment or Repeal of this Article. Notwithstanding any other provision of these Articles or the By-Laws of the Corporation, and in addition to any other procedure specified under Indiana law, any amendment or repeal of or adoption of a provision inconsistent with any provision in this Article IX is not effective unless it is approved by at least an 80% majority of the combined voting power of the outstanding Common Shares.

ARTICLE X

Control Share Acquisitions

Chapter 42 of the Act (I.C. 23-1-42) shall not apply to control share acquisitions of shares of capital stock of the Corporation.

(iii)	ARTICLE XI

(iv)	Alien Ownership

The following provisions are included in these Restated Articles for the purpose of ensuring that control and management of the Corporation complies with the Communications Act of 1934 and the rules, regulations and policies of the Federal Communications Commission as amended from time to time (collectively, the “Communications Act”):

(a)    The Corporation (i) shall not issue to or for the account of (A) a person who is a citizen of a country other than the United States; (B) an entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (C) a government other than the government of the United States or of any state, territory, or possession of the United States; or (D) a representative of, or an individual or entity controlled by, any of the foregoing (each person or entity described in any of the foregoing clauses (A) through (D), an "Alien") any share of capital stock of the Corporation if such issuance would cause the total capital stock of the Corporation held or voted by Aliens to exceed, in violation of the Communications Act, 25% of (1) the total capital stock of the Corporation outstanding at any time or (2) the total voting power of all shares of such capital stock outstanding and entitled to vote at any time, and (ii) shall not permit the transfer on the books of the Corporation of any capital stock to any Alien that would result in the total capital stock of the Corporation held or voted by Aliens to exceed such 25% limits in violation of the Communications Act.

(b)    No Alien or Aliens, individually or collectively, shall be entitled to vote or direct or control the vote of more than 25% of (i) the total capital stock of the Corporation outstanding at any time or (ii) the total voting power of all shares of capital stock of the Corporation outstanding and entitled to vote at any time, if to do so would violate the Communications Act.

(c)    No Alien shall be qualified to act as an officer of the Corporation and no more than one-fourth of the total number of directors of the Corporation at any time may be Aliens, in either case if such would violate the Communications Act.

(d)    The Board of Directors shall have all powers necessary to implement the provisions of this Article and to ensure compliance with the alien ownership restrictions (the “Alien Ownership Restrictions”) of the Communications Act, including, without limitation, the power to prohibit the transfer of any shares of capital stock of the Corporation to any Alien and to take or cause to be taken such action as it deems appropriate to implement such prohibition. Without limiting the generality of the foregoing and notwithstanding any other

Exhibit 3.1

provision of these Restated Articles to the contrary, any shares of capital stock of the Corporation (other than the Series A Preferred Stock and the Series B Preferred Stock) determined by the Board of Directors to be owned beneficially by an Alien or Aliens shall always be subject to redemption by the Corporation by action of the Board of Directors to the extent necessary in the judgment of the Board of Directors to comply with the Alien Ownership Restrictions. The terms and conditions of such redemption shall be as follows:

(i) The redemption price of the shares to be redeemed pursuant to this Article shall be equal to the lower of (A) the fair market value of the shares to be redeemed, as determined in good faith by the Board of Directors in good faith, and (B) such Alien's purchase price of such shares;

(ii) The redemption price of such shares may be paid in cash, securities or any combination thereof;

(iii) If less than all the shares held by Aliens are to be redeemed, the shares to be redeemed shall be selected in any manner determined by the Board of Directors to be fair and equitable;

(iv) At least ten (10) days' written notice of the redemption date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the redemption date may be the date on which written notice shall be given to record holders if the cash or securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(v) From and after the redemption date, the shares to be redeemed shall cease to be regarded as outstanding and any and all rights of the holders in respect of the shares to be redeemed or attaching to such shares of whatever nature (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and the holders thereof shall thereafter be entitled only to receive the cash or securities payable upon redemption; and

(vi) Such other terms and conditions as the Board of Directors shall determine.

For purposes of this Article, the determination of the beneficial ownership of shares of capital stock of the Corporation shall be made pursuant to Rule 13d-3, 17 C.F.R. § 240.13d-3, as amended from time to time, promulgated under the Securities Exchange Act of 1934, as amended, or in such other manner as determined in good faith by the Board of Directors to be fair and equitable.

ARTICLE XII

Indemnification

12.1. General. The Corporation shall, to the fullest extent to which it is empowered to do so by the Act, or any other applicable laws, as from time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that such person is or was a director or officer of the Corporation, or who, while serving as such a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including counsel fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by such person in accordance with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed, in the case of conduct in his or her official capacity, was in the best interests of the Corporation, and in all other cases, was not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, such person either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or

Exhibit 3.1

conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct.

12.2. Authorization of Indemnification. To the extent that a director or officer of the Corporation has been wholly successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 12.1, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify such person against expenses (including counsel fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under Section 12.1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case, upon a determination that indemnification of the director or officer is permissible in the circumstances because he or she has met the applicable standard of conduct. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not at the time parties to such action, suit or proceeding; or (ii) if a quorum cannot be obtained under clause (i), by a majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to such action, suit or proceeding; or (iii) by special legal counsel (A) selected by the Board of Directors or its committee in the manner prescribed in clauses (i) or (ii), or (B) if a quorum of the Board of Directors cannot be obtained under clause (i) and a committee cannot be designated under clause (ii), selected by a majority vote of the full Board of Directors (in which selection directors who are parties may participate); or (iv) by the stockholders, but shares owned by or voted under the control of directors or officers who are at the time parties to such action, suit or proceeding may not be voted on the determination.

    Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under foregoing clause (iii) to select counsel.

12.3. Good Faith. For purposes of any determination under Section 12.1, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 12.1 if his or her action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (i) one or more officers or employees of the Corporation or other enterprise whom he or she reasonably believes to be reliable and competent in the matters presented; (ii) legal counsel, public accountants, appraisers or other persons as to matters he or she reasonably believes are within the person's professional or expert competence; or (iii) a committee of the Board of Directors of the Corporation or other enterprise of which the person is not a member if he or she reasonably believes the committee merits confidence. The term “other enterprise” as used in this Section 12.3 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, partner, trustee, employee or agent. The provisions of this Section 12.3 shall not be exclusive or limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Section 12.1.

12.4. Payment of Expenses in Advance. Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in Section 12.2, upon receipt of the director or officer's written affirmation of his or her good faith belief that he or she has met the standard of conduct described in Section 12.1 and upon receipt of a written undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she did not meet the standard of conduct set forth in this Article XII, and a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article XII.

12.5. Other Indemnitees. The Corporation may, by action of its Board of Directors, indemnify employees and agents of the Corporation with the same scope and effect and pursuant to the same procedures as provided in this Article XII for directors and officers.

Exhibit 3.1

12.6. Provisions Not Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under these Restated Articles of Incorporation, the Corporation's By-Laws, any resolution of the Board of Directors or stockholders, any other authorization, whenever adopted, after notice, by a majority vote of all voting shares of the Corporation then outstanding, or any contract, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to serve in his or her official capacity, and shall inure to the benefit of the heirs, executors and administrators of such a person.

12.7. Vested Right to Indemnification. The right of any person to indemnification under this Article shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 12.1 and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions. Notwithstanding the foregoing, the indemnification afforded under this Article shall be applicable to all alleged prior acts or omissions of any individual seeking indemnification hereunder, regardless of the fact that such alleged acts or omissions may have occurred prior to the adoption of this Article. To the extent such prior acts or omissions cannot be deemed to be covered by this Article XII, the right of any person to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

12.8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee or agent, whether or not the Corporation would have power to indemnify the individual against the same liability under this Article.

12.9. Additional Definitions. For purposes of this Article:

(i) References to the “Corporation” shall include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

(ii) Serving an employee benefit plan at the request of the Corporation shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” referred to in this Article.

(iii) The term “party” includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding.

(iv) The term “official capacity,” when used with respect to a director, shall mean the office of director of the Corporation; and when used with respect to an individual other than a director, shall mean the office in the Corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation. “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

Exhibit 3.1

ARTICLE XIII

Severability

In the event that any Article or Section (or portion thereof) of these Restated Articles shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions, or portion thereof, of these Restated Articles shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of these Restated Articles remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders notwithstanding any such findings.

Exhibit 3.1

EXHIBIT A
TO THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
EMMIS COMMUNICATIONS CORPORATION

Pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article VIII, Section 8.01 of the Corporation’s Amended and Restated Articles of Incorporation, as amended from time to time (the “Articles of Incorporation”), and pursuant to I.C. 23-1-25-2, the Board of Directors hereby creates a series of preferred stock of the Corporation with the following voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof (in addition to the provisions set forth in the Articles of Incorporation which are applicable to the preferred stock of all classes and series):
1.     Designation, Amount and Ranking.
1.1     There shall be created from the 10,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation authorized to be issued pursuant to the Articles of Incorporation, a series of preferred stock, designated as the “6.25 % Series A Non-Cumulative Convertible Preferred Stock,” par value $0.01 per share (the “Preferred Stock”), and the number of shares of such series shall be 2,875,000. Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Preferred Stock to a number less than that of the shares of Preferred Stock then outstanding plus the number of shares issuable upon exercise of options or rights then outstanding and, if any portion of the over-allotment option granted by the Corporation pursuant to the Purchase Agreement (as defined in this Exhibit A) expires unexercised, the Board of Directors shall by resolution decrease the number of authorized shares of Preferred Stock by the number of shares subject to the expired portion of such over-allotment option. Any shares of Preferred Stock issued after the Issue Date (as defined in this Exhibit A) pursuant to the over-allotment option granted by the Corporation pursuant to the Purchase Agreement shall, for all purposes, including, without limitation, voting and dividend rights, be deemed issued as of the Issue Date.
1.2     The Preferred Stock, with respect to dividend distributions upon the liquidation, winding-up and dissolution of the Corporation, ranks:
(a)     senior to all classes of the Corporation’s common stock and to each other class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation;
(b)     ratably with any class of capital stock or series of preferred stock issued by the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation; and
(c)     subject to certain conditions which include the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Stock, junior to each class of capital stock or series of preferred stock issued by the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior the Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.
2.     Definitions. As used in this Exhibit A, the following terms shall have the following meanings:
2.1     “Accrued Dividends” shall mean, with respect to any share of Preferred Stock, as of any date, the declared and unpaid dividends, if any, on such share from and including the most recent Dividend Payment Date to but not including such date.

Exhibit 3.1

2.2     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.
2.3     “Conversion Price” shall mean $78.125, subject to adjustment as set forth in Section 9(c).
2.4     “Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of the Corporation, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Corporation is a constituent corporation.
2.5     “Class B Common Stock” shall mean the Class B Common Stock par value $0.01 per share, of the Corporation.
2.6     “Common Stock” shall mean both the Class A Common Stock and the Class B Common Stock of the Corporation.
2.7     “Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2000.
2.8     “Dividend Record Date” shall mean, with respect to each Dividend Payment Date, a date not more than 60 days nor less than 10 days preceding a Dividend Payment Date, as may be fixed by the Board of Directors.
2.9     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
2.10     “Issue Date” shall mean October 26, 1999, the original date of issuance of the Preferred Stock.
2.11     “Liquidation Preference” shall mean, with respect to each share of Preferred Stock, $50.
2.12     “Market Capitalization” shall mean as of a given date the product of the Market Value so of such date times the total number of shares of Common Stock outstanding as of such date.
2.13     “Market Value” shall mean as of a given date the average closing price of the Class A Common Stock for a ten consecutive trading day period, ending on the last trading day immediately preceding such date, on the Nasdaq Stock Market or any national securities exchange or authorized quotation system on which the Corporation’s Class A Common Stock is listed or authorized for quotation, or if the Class A Common Stock is not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Class A Common Stock.
2.14     “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.
2.15     “Purchase Agreement” shall mean that certain Purchase Agreement with respect to the Preferred Stock, dated as of October 26, 1999 among the Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co.
3.     Dividends.
3.1     The holders of shares of the outstanding Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds legally available therefor, to receive non-cumulative annual cash dividends at a rate per annum equal to 6.25% (the “Dividend Rate”) of the Liquidation Preference, payable quarterly

Exhibit 3.1

in arrears. Dividends payable for each full dividend period will be computed by dividing the Dividend Rate by four and shall be payable in arrears, when, as and if declared, on each Dividend Payment Date for the quarterly period ending immediately prior to such Dividend Payment Date, to the holders of record of Preferred Stock at the close of business on the Dividend Record Date applicable to such Dividend Payment Date. Notwithstanding the foregoing, dividends that had accumulated but not yet been declared by the Board of Directors as of September 4, 2012 shall be cancelled, shall be deemed no longer to be in arrears, and shall not be payable to the holders of shares of the outstanding Preferred Stock.
3.2     Dividends paid on the Preferred Stock shall be payable in cash except to the extent otherwise provided herein.
3.3     Dividends and other distributions (including a dividend or distribution payable solely in stock of the Corporation ranking junior to or ratably with the Preferred Stock as to dividends and upon liquidation, dissolution or winding up and cash in lieu of fractional shares) may be declared, made or paid or set apart for payment on the Common Stock or upon any other stock of the Corporation ranking junior to or ratably with the Preferred Stock as to dividends, and no Common Stock or any other stock of the Corporation ranking junior to or ratably with the Preferred Stock as to dividends or upon liquidation, dissolution or winding up, may be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (including by conversion into or exchange for stock of the Corporation ranking junior to or ratably with the Preferred Stock as to dividends and upon liquidation dissolution or winding up), notwithstanding that dividends on the Preferred Stock shall not have been paid or declared on one or more Dividend Payment Dates. If full dividends have not been paid to the holders of the Preferred Stock and on any other preferred stock ranking ratably with the Preferred Stock as to dividends, dividends may be declared and paid on the Preferred Stock and such other ratable preferred stock, only so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Preferred Stock and such other ratable preferred stock will in all cases bear to each other the same ratio that, immediately prior to payment of the dividend on such other ratable stock, Accrued Dividends per share of the Preferred Stock and accrued and unpaid dividends per share of such other ratable preferred stock bear to each other.
3.4     Holders of shares of Preferred Stock shall not be entitled to any dividends on the Preferred Stock, whether payable in cash, property or stock, in excess of the amount declared by the Board of Directors. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock which may be in arrears.
3.5     The holders of shares of Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payment on those shares, if declared (except that holders of shares called for redemption on a redemption date between the Dividend Record Date and the Dividend Payment Date will be entitled to receive such dividend on such redemption date on the corresponding Dividend Payment Date notwithstanding the subsequent conversion thereof or the Corporation’s default in payment of the dividend due on that Dividend Payment Date).
4.     Redemption.
4.1     The Preferred Stock is not subject to any sinking fund or other similar provisions.
4.2     The Corporation may redeem in cash the Preferred Stock at the stated Liquidation Preference of $50 per share, plus Accrued Dividends, if any.
5.     Procedure for Redemption.
5.1     Not less than 30 nor more than 60 days previous to the date fixed for redemption by the Board of Directors, a notice specifying the time and place thereof shall be given to the holders of record of the Preferred Stock to be redeemed by first class mail at their respective addresses as the same shall appear on the books of the Corporation; provided, however, that no failure to mail such notice, nor any defect therein, nor in the mailing thereof,

Exhibit 3.1

shall affect the validity of the proceedings for the redemption of any of the Preferred Stock to be redeemed. Upon the redemption date, the Corporation shall pay over the redemption price to the holders of the shares upon the endorsement and surrender of the certificates for such shares by the holders of the Preferred Stock.
5.2     On or before any redemption date, each holder of shares of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Preferred Stock to the Corporation, in the manner and at the place designated in the notice of redemption and on the redemption date, the full redemption price, payable in cash, for such shares of Preferred Stock shall be paid or delivered to the person whose name appears on such certificate or certificates as the owner thereof, and the shares represented by each surrendered certificate shall be returned to authorized but unissued shares of preferred stock of any or no series. Upon surrender (in accordance with the notice of redemption) of the certificate or certificates representing any shares to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice of redemption shall so state), such shares shall be redeemed by the Corporation at the redemption price. If fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without costs to the holder thereof, together with the amount of cash, if any, in lieu of fractional shares.
5.3     If a notice of redemption shall have been given as provided in Section 5.1, the shares of Preferred Stock so called for redemption shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation with respect to shares so called for redemption (except for the right to receive from the Corporation the redemption price) shall cease (including any right to receive dividends otherwise payable on any Dividend Payment Date that would have occurred after the time and date of redemption) either (i) from and after the time and date fixed in the notice of redemption as the time and date of redemption (unless the Corporation shall default in the payment of the redemption price, in which case such rights shall not terminate at such time and date) or (ii) if the Corporation shall so elect and state in the notice of redemption, from and after the time and date (which date shall be the date fixed for redemption or an earlier date not less than 30 days after the date of mailing of the redemption notice) on which the Corporation shall irrevocably deposit in trust for the holders of the shares of Preferred Stock to be redeemed with a designated bank or trust company doing business in the State of New York, as paying agent, money sufficient to pay at the office of such paying agent, on the redemption date, the redemption price. Any money so deposited with any such paying agent which shall not be required for such redemption shall be returned to the Corporation forthwith. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of one year from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price without interest. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.
5.4     In the event that fewer than all the outstanding shares of the Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot. From and after the applicable redemption date, unless the Corporation defaults in the payment of the redemption price, dividends on the shares of Preferred Stock to be redeemed on such redemption date will cease to accrue, said shares will no longer be deemed to be outstanding, and all rights of the holders thereof as the Corporation’s shareholders (except the right to receive the redemption price) will cease.
6.     Voting.
6.1     The shares of Preferred Stock shall have no voting rights except as required by law or as set forth in this Section 6.
6.2     If any dividends that are declared and unpaid on the Preferred Stock are in arrears for six consecutive quarterly periods, the holders of Preferred Stock voting separately as a class with the shares of any other preferred stock or preference securities having similar voting rights will be entitled at the next regular or special meeting of the Corporation’s shareholders to elect two directors to the Corporation’s Board of Directors. Such voting rights and terms of the directors so elected continue until such time as the declared and unpaid dividend arrearage on the Preferred Stock has been paid in full.

Exhibit 3.1

6.3     (a)     The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Stock will be required for the issuance of any class or series of stock, or security convertible into the Corporation’s stock, ranking senior to the Preferred Stock as to liquidation rights and for amendments to the Corporation’s Articles of Incorporation that would adversely affect the rights of holders of the Preferred Stock; provided, however, that any issuance of shares of preferred stock which rank ratably with the Preferred Stock with respect to liquidation rights (including the issuance of additional shares of the Preferred Stock) will not, by itself, be deemed to adversely affect the rights of the holders of the Preferred Stock. In all such cases, each share of Preferred Stock will be entitled to one vote.
(b)     Notwithstanding Section 6.1, except as required by law, the holders of shares of Preferred Stock shall not vote as a class separately from the holders of the Common Stock in connection with any vote of shareholders to approve a plan of merger, share exchange or sale, lease, exchange or other disposition of assets, but shall be entitled to vote together with the holders of the Common Stock as a single class. In all such cases, each share of Preferred Stock will be entitled to one vote per share of Common Stock into which such share of Preferred Stock is then convertible pursuant to Section 8.
7.     Liquidation Rights.
7.1     In the event of any dissolution, voluntary or involuntary liquidation or winding-up of the Corporation, the holders of the shares of Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution is made to holders of the Corporation’s Common Stock or any other class or series of stock of the Corporation ranking junior to the Preferred Stock upon liquidation, the Liquidation Preference plus Accrued Dividends, if any, with respect to each share.
7.2     Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, voluntary or involuntary liquidation or winding up, for the purposes of this Section 7.
7.3     After the payment to the holders of the shares of Preferred Stock of full preferential amounts provided for in this Section 7, the holders of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.
7.4     If upon any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the amounts payable with respect to the Liquidation Preference and Accrued Dividends, if any, on the Preferred Stock and any other shares of the Corporation’s stock ranking as to any distribution ratably with the Preferred Stock are not paid in full, the holders of the Preferred Stock and of such other shares will share pro rata in proportion to the Liquidation Preference plus Accrued Dividends, if any, thereon.
8.     Conversion.
(a)     Subject to compliance with the provisions of this Section 8, each outstanding share of the Preferred Stock shall be convertible at any time at the option of the holder into that number of whole shares of the Corporation’s Class A Common Stock as is equal to the Liquidation Preference, divided by an initial conversion price of $17.857, equivalent to 2.8000 shares of Class A Common Stock per share of Preferred Stock, subject to adjustment as described in Section 8(c). The initial conversion price and the conversion price as adjusted are referred to in this Exhibit A as the Conversion Price. A share of Preferred Stock called for redemption will be convertible into shares of Class A Common Stock up to and including, but not after, the close of business on the date fixed for redemption unless the Corporation defaults in the payment of the amount payable upon redemption.
To exercise the conversion right, the holder of each share of Preferred Stock to be converted shall surrender the Certificate representing such share, if certificated, duly endorsed or assigned to the Corporation or in blank, at the office of the transfer agent, together with written notice of the election to convert executed by the holder

Exhibit 3.1

(the “Conversion Notice”) specifying the number of shares of Preferred Stock to be converted, the name in which the shares of Class A Common Stock deliverable upon conversion shall be registered, and the address of the named person. If the shares of Preferred Shares are not certificated, the holder must deliver evidence of ownership satisfactory to the Corporation and the transfer agent. Unless the shares of Class A Common Stock deliverable upon conversion are to be issued in the same name as the name in which the shares of Preferred Stock to be converted are registered, the holder must also deliver to the transfer agent an instrument of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney, together with an amount sufficient to pay any transfer or similar tax in connection with the issuance and delivery of such shares of Class A Common Stock in such name (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).
As promptly as practicable after compliance with the provisions of the foregoing paragraph, the Corporation shall deliver or cause to be delivered at the office where such certificates are surrendered to or upon the written order of the holder thereof a certificate or certificates representing the number of shares of Class A Common Stock into which such Preferred Stock may be converted in accordance with the provisions of this Section 8, registered in such name or names as are duly specified in the Conversion Notice. Such conversion shall be deemed to have been effected at the close of business on the date the holder has complied with the provisions of the foregoing paragraph, and the rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate at that time, except only (i) the rights of holders of such shares of Preferred Stock to receive certificates for the number of shares of Class A Common Stock into which such shares of Preferred Stock have been converted; and (ii) the right of holders of such shares of the Preferred Stock at the close of business on a Dividend Record Date to receive, on the corresponding Dividend Payment Date, the dividend declared on such shares for payment on such Dividend Payment Date.
If the last day for the exercise of the conversion right shall not be a Business Day, then such conversion right may be exercised on the next preceding Business Day.
(b)     Upon and after conversion of shares of the Preferred Stock, the Corporation shall have no obligation to pay any undeclared or Accrued Dividends.
(c)     The Conversion Price shall be subject to adjustment as follows:
(i)     In case the Corporation shall at any time or from time to time make a redemption payment or pay a dividend or make another distribution payable in shares of the Corporation’s Common Stock to all holders of any class of the Corporation’s capital stock, other than the issuance of shares of Class A Common Stock in connection with the conversion of Preferred Stock, then, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted into shares of Class A Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 8(c)(i) shall become effective retroactively in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution.
(ii)     In case the Corporation shall at any time or from time to time issue to all holders of its Common Stock rights, options or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) at a price per share less than the Market Value as of the record date of such issuance (treating the price per share of any security convertible or exchangeable or exercisable into Common Stock as equal to (A) the sum of the price paid to acquire such security convertible, exchangeable or exercisable into Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Common Stock divided by (B) the number of shares of Common Stock into which such convertible, exchangeable or exercisable security is initially convertible, exchangeable or exercisable), other than (I) issuances of such rights, options or warrants if the holder of Preferred Stock would be entitled to receive such rights, options or warrants upon conversion at any time of

Exhibit 3.1

shares of Preferred Stock, or if such rights, options, and warrants have expired or been redeemed by the Corporation prior to conversion and (II) issuances that are subject to certain triggering events (until such time as such triggering events occur), then, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to the record date of such issuance by a fraction (y) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock issued or to be issued upon or as a result of the issuance of such rights, options or warrants (or the maximum number into or for which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (z) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued (or into or for which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised plus the aggregate amount of any additional consideration initially payable upon the conversion, exchange or exercise of such security) would purchase at the Market Value as of such record date; provided, that if the Corporation distributes rights or warrants (other than those referred to above in this subparagraph 8(c)(ii)) pro rata to the holders of Common Stock, so long as such rights or warrants have not expired or been redeemed by the Corporation, (y) the holder of any Preferred Stock surrendered for conversion shall be entitled to receive upon such conversion, in addition to the shares of Class A Common Stock then issuable upon such conversion (the “Conversion Shares”), a number of rights or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the “Distribution Date”), the same number of rights or warrants to which a holder of a number of shares of Class A Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants and (ii) if such conversion occurs after the Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Class A Common Stock into which such Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such Preferred Stock been converted immediately prior to such Distribution Date in accordance with the terms and Provisions applicable to the rights and warrants, and (z) the Conversion Price shall not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.
(iii)     In case the Corporation shall at any time or from time to time subdivide the outstanding shares of Common Stock into a larger number of shares, combine the outstanding shares of Common Stock into a smaller number of shares, or issue any shares of its capital stock in a reclassification of the Common Stock, then, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted into shares of Class A Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 8(c)(iii) shall become effective retroactively in the case of any such subdivision, combination, or reclassification, to the close of business on the date upon which such corporate action becomes effective.
(iv)     In case the Corporation shall at any time or from time to time pay a dividend or distribute to all holders of shares of the Corporation’s Common Stock (other than a dividend or distribution subject to 8(c)(ii)) pursuant to any shareholder rights plan, “poison pill” or similar arrangement and excluding regular dividends and distributions paid exclusively in cash and dividends payable upon the Preferred Stock, then, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted into shares of Class A Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 8(c)(iv) shall become effective retroactively in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution.

Exhibit 3.1

(v)     In case the Corporation shall at any time or from time to time (A) make a distribution to all holders of shares of its Common Stock consisting exclusively of cash (excluding any cash portion of distributions referred to in paragraph (iv) above, or cash distributed upon a merger or consolidation to which (B) of this paragraph below applies), that, when combined together with (x) all other such all-cash distributions made within the then-preceding 12 months in respect of which no adjustment has been made and (y) any cash and the fair market value of any other consideration paid or payable in respect of any tender offer by the Corporation or any of its subsidiaries for shares of Common Stock concluded within the then-preceding 12 months in respect of which no adjustment pursuant to this Section 8(c) has been made, in the aggregate exceeds 15% of the Corporation’s Market Capitalization as of the record date of such distribution; (B) complete a tender or exchange offer which the Corporation or any of its subsidiaries makes for shares of the Corporation’s Common Stock that involves an aggregate consideration that, together with (x) any cash and other consideration payable in a tender or exchange offer by the Corporation or any of its subsidiaries for shares of the Corporation’s Common Stock expiring within the then preceding 12 months in respect of which no adjustment has been made and (y) the aggregate amount of any such all-cash distributions referred to in (A) of this paragraph to all holders of shares of Common Stock within the then preceding 12 months in respect of which no adjustments have been made, exceeds 15% of the Corporation’s Market Capitalization as of the date of the first public announcement of such tender or exchange offer (the “Announcement Date”); or (C) make a distribution to all holders of its Common Stock consisting of evidences of indebtedness, shares of its capital stock other than Common Stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in this Section 8(c)), then (1) in the case of (A) and (C) above, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Market Value as of the record date referred to below and (y) the denominator of which shall be such Market Value less the then fair market value (as determined by the Board of Directors of the Corporation) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or paid in such tender or exchange offer, for which no adjustment has been made, applicable to one share of Common Stock (assuming that the distribution and/or tender or exchange offer consideration is paid to the holders of all outstanding shares of Common Stock on the record date for the determination of shareholders entitled to receive such distribution) (but such denominator not to be less than one), and (2) in the case of (B) above, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the expiration of such tender or exchange offer (the “Expiration Time”) by a fraction (which shall not be less than one) (x) the numerator of which shall be equal to the product of (a) the Market Value as of the Announcement Date and (b) the number of shares of Common Stock outstanding (including any tendered shares) on the date of the Expiration Time less the number of all shares of Common Stock validly tendered, not withdrawn and accepted for payment up to any maximum specified in the terms of the tender offer or exchange offer (such validly tendered shares, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the denominator of which shall be equal to (a) the product of (I) the Market Value as of the Announcement Date and (II) the number of shares of Common Stock outstanding (including any tendered shares) on the date of the Expiration Time less (b) the fair market value (as determined by the Board of Directors of the Corporation) of the cash, evidences of indebtedness, securities or other assets paid in such tender or exchange offer or so distributed for which no adjustment has been made (assuming in the case of any tender offer or exchange offer, the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares); provided, however, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Corporation if the holder of shares of Preferred Stock would otherwise be entitled to receive such rights upon Conversion at any time of shares of Preferred Stock into shares of Class A Common Stock unless such rights are subsequently redeemed by the Corporation, in which case such redemption shall be treated for purposes of this Section 8(c)(v) as a dividend on the Common Stock. Such adjustment shall be made whenever any such distribution is made or tender or exchange offer is completed, as the case may be, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution (or in the case of a tender or exchange offer, immediately prior to the opening of business on the day after the Expiration Time). For purposes of determining the fair market value of any cash, evidences of indebtedness, securities or other assets paid in any tender or exchange offer (the “Tender Consideration”) in clause (1)(y) above, only the excess (if any) of the Tender Consideration over the product of the Market Value as of the Announcement Date for such tender or exchange offer and the number of shares of Common Stock purchased in such tender of exchange offer shall be included in such calculation.
Notwithstanding the foregoing, with respect to the Company’s tender offer for up to 20,250,000 shares of Class A Common Stock as set forth in the Offer to Purchase dated May 16, 2005, as amended

Exhibit 3.1

from time to time thereafter (the “2005 Tender Offer”), the Conversion Price shall be adjusted as follows: the Conversion Price then in effect shall be adjusted to the number equal to (a) the Liquidation Preference divided by (b) the sum of (i) a fraction the numerator of which shall equal the Liquidation Preference and the denominator of which shall be the Conversion Price in effect immediately prior to the close of business on the date of the Expiration Time for the 2005 Tender Offer plus (ii) the product of (x) 0.386 and (y) a fraction the numerator of which shall be the purchase price paid in the 2005 Tender Offer for all shares of Class A Common Stock that are validly tendered and not withdrawn and accepted for payment in accordance with the terms of the 2005 Tender Offer and the denominator of which shall be 400,000,000.
(vi)     In the case the Corporation at any time or from time to time shall take any action affecting its Common Stock (it being understood that the issuance or sale of shares of Class A Common Stock (or securities convertible into or exchangeable for shares of Class A Common Stock, or any options, warrants or other rights to acquire shares of Class A Common Stock) to any Person at a price per share less than the Conversion Price then in effect shall not be deemed such an action), other than an action described in any of Section 8(c)(i) through Section 8(c)(v), inclusive, or Section 8(g), then the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation in good faith determines to be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the Preferred Stock).
(vii)     Notwithstanding anything in this Exhibit A to the contrary, no adjustment under this Section 8(c) need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then if effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price. Notwithstanding anything to the contrary, no Conversion Price adjustment will be made as a result of the issuance of the Corporation’s Class A Common Stock on conversion of the Preferred Stock. Each event requiring adjustment to the Conversion Price will require only a single adjustment even though more than one of the foregoing adjustment clauses may be applicable to such event.
(viii)     The Corporation reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Corporation elects to make such a reduction in the Conversion Price, the Corporation will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.
(d)     If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.
(e)     Upon any increase or decrease in the Conversion Price, then, and in each such case, the Corporation promptly shall deliver to each registered holder of Preferred Stock a certificate signed by an authorized officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.
(f)     No fractional shares or scrip representing fractional shares of Class A Common Stock shall be issued upon the conversion of any shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Liquidation Preference of the shares of Preferred Stock so surrendered. If the conversion of any share or shares of Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the last reported sale price of the Class A Common Stock on the Nasdaq Stock Market (or on such other national securities exchange or authorized quotation system on which the Class A Common Stock is

Exhibit 3.1

then listed for trading or authorized for quotation or, if the Class A Common Stock is not then so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Class A Common Stock) at the close of business on the trading day next preceding the day of conversion shall be paid to such holder in cash by the Corporation.
(g)     In the event of any capital reorganization or reclassification or other change of outstanding shares of Class A Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or in the event of any consolidation or merger of the Corporation with or into another Person (other than a consolidation or merger in which the Corporation is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Class A Common Stock), or in the event of any sale or other disposition to another Person of all or substantially all of the assets of the Corporation (other than any assets not owned directly or indirectly by the Corporation and its subsidiaries) (computed on a consolidated basis) (any of the foregoing, a “Transaction”), each share of Preferred Stock then outstanding shall, without the consent of any holder of Preferred Stock, be converted into the right to receive the kind and amount of shares of stock or other securities (of the Corporation or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Class A Common Stock into which such share of Preferred Stock could have been converted immediately prior to such Transaction after giving effect to any adjustment event. The provisions of this Section 8(g) shall be the sole right of holders of Preferred Stock in connection with any Transaction and such holders shall have no separate vote thereon.
(h)     In the event of any distribution by the Corporation to its stockholders of all or substantially all of its assets (other than any assets not owned directly or indirectly by the Corporation and its subsidiaries) (computed on a consolidated basis), each holder of Preferred Stock will participate pro rata in such distribution based on the number of shares of Class A Common Stock into which such holders’ shares of Preferred Stock would have been convertible immediately prior to such distribution.
(i) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock such number of its authorized but unissued shares of Class A Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall take all action required to increase the authorized number of shares of Class A Common Stock if at any time there shall be insufficient unissued shares of Class A Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.
(j)     The issuance or delivery of certificates for Class A Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting holder of shares of Preferred Stock for such certificates or for any documentary stamp or similar issue or transfer tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.
9.     Other Provisions.
9.1     With respect to any notice to a holder of shares of Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner provided in this Exhibit A shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

Exhibit 3.1

9.2     Shares of Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Indiana law, have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, except that any issuance or reissuance of shares of Preferred Stock must be in compliance with this Certificate of Designation.
9.3     The shares of Preferred Stock shall be issuable only in whole shares.
9.4     All notices periods referred to in this Exhibit A shall commence on the date of the mailing of the applicable notice.
10.     Mandatory Conversion
(a)     On the fifth business day after any delisting of the Preferred Stock by Nasdaq has become effective (the “Mandatory Conversion Date”), each outstanding share of the Preferred Stock shall be automatically converted into 2.80 shares of Class A Common Stock per share of Preferred Stock (the “Mandatory Conversion”).  The Mandatory Conversion shall be deemed to have been effected at 5:00 p.m., New York City time, on the Mandatory Conversion Date, the person or persons entitled to receive shares of Class A Common Stock issuable upon the Mandatory Conversion shall be treated for all purposes as the holder(s) of such shares of Class A Common Stock after that time on the Mandatory Conversion Date, and the rights with respect to all shares of Preferred Stock, including the rights, if any, to receive notices, will terminate at that time, except only the rights of holders of Preferred Stock to receive certificates for the number of shares of Class A Common Stock into which such Preferred Shares have been converted.  Except as provided in Section 6.3(b), prior to 5:00 p.m., New York City time, on the Mandatory Conversion Date, the shares of Class A Common Stock issuable upon the Mandatory Conversion of the Preferred Stock shall not be deemed to be outstanding for any purpose, and holders of the Preferred Stock shall have no rights with respect to such shares of Class A Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on such shares of Class A Common Stock, by virtue of holding the Preferred Stock.
(b)     On or after the Mandatory Conversion Date, each holder of a certificated share of Preferred Stock shall upon the request of the Corporation surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the transfer agent.  If the shares of Class A Common Stock deliverable upon conversion are to be issued in a different name from the name in which the shares of Preferred Stock to be converted are registered, the holder must also deliver to the transfer agent a written notice of the name and address of the person in which the shares of Class A Common Stock deliverable upon conversion are to be registered and an instrument of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney, together with an amount sufficient to pay any transfer or similar tax in connection with the issuance and delivery of such shares of Class A Common Stock in such name (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).
(c)     As promptly as practicable after compliance with the provisions of Section 10(b), the Corporation shall deliver or cause to be delivered at the office of the transfer agent for delivery to the holder thereof a certificate or certificates representing the number of shares of Class A Common Stock into which such Preferred Stock has been converted in accordance with the provisions of this Section 10, registered in the same name or names as the shares of Preferred Stock converted or such other name or names as are duly specified in accordance with Section 10(b).
(d)     No fractional shares or scrip representing fractional shares of Class A Common Stock shall be issued upon the Mandatory Conversion of the Preferred Stock.  If more than one share of Preferred Stock is surrendered for conversion by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.  If the conversion of any share or shares of Preferred Stock results in a fraction, an amount equal to such fraction, multiplied by the last reported sale price of the Class A Common Stock on the Nasdaq Stock Market (or on such other national securities exchange or authorized quotation system on which the Class A Common Stock is then listed for

Exhibit 3.1

trading or authorized for quotation or, if the Class A Common Stock is not then so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair market value of the Class A Common Stock) at the close of business on the trading day next preceding the Mandatory Conversion Date shall be paid to such holder in cash by the Corporation.
(e)     The issuance or delivery of certificates for Class A Common Stock upon the Mandatory Conversion of shares of Preferred Stock shall be made without charge to the holder of shares of Preferred Stock for such certificates or for any documentary stamp or similar issue or transfer tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Preferred Stock converted, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the person or persons requesting the issuance or delivery thereof have paid to the Corporation the amount of such tax or have established to the reasonable satisfaction of the Corporation that such tax has been paid.

Exhibit 3.1

Exhibit B
to the Amended and Restated
Articles of Incorporation of
Emmis Communications Corporation

Pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article VIII, Section 8.01 of the Corporation’s Amended and Restated Articles of Incorporation, as amended from time to time (the “Articles of Incorporation”), and pursuant to I.C. 23-1-25-2, the Board of Directors hereby creates a series of preferred stock of the Corporation with the following voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof (in addition to the provisions set forth in the Articles of Incorporation which are applicable to the preferred stock of all classes and series):

2.    Designation, Amount and Ranking.
2.1    There shall be created from the 10,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation authorized to be issued pursuant to the Articles of Incorporation, a series of preferred stock, designated as the “12.50% Senior Preferred Stock,” par value $0.01 per share (the “Senior Preferred Stock”), and the number of shares of such series shall be 250. Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Senior Preferred Stock to a number less than that of the shares of Senior Preferred Stock then outstanding plus the number of shares issuable upon exercise of options or rights then outstanding.
2.2    The Senior Preferred Stock, with respect to dividend distributions upon the liquidation, winding-up and dissolution of the Corporation, ranks:
(a)    senior to all classes of the Corporation’s common stock and to each other class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (“Senior Securities”);
(b)    ratably with the Corporation’s 6.25% Series A Cumulative Convertible Preferred Stock and with any class of capital stock or series of preferred stock issued by the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (“Parity Securities”); and
(c)    subject to certain conditions which include the affirmative vote or consent of the holders of at least a majority of the outstanding Senior Preferred Stock, junior to each class of capital stock or series of preferred stock issued by the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Senior Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.
2.3    The Corporation may not authorize, create (by way of reclassification or otherwise) or issue any Senior Securities (other than Disqualified Stock), or any obligation or security convertible into or evidencing the right to purchase Senior Securities (other than Disqualified Stock), without the consent of the holders of at least a majority in Liquidation Preference of the then outstanding Senior Preferred Stock, in each case, voting as a single class.
3.    Definitions. As used in this Exhibit B, the following terms shall have the following meanings:

Exhibit 3.1

3.1     “Acquired Debt” means, with respect to any specified Person:
(1)    Indebtedness or Disqualified Stock of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and
(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
3.2    “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
3.3    “Applicable Premium” means, with respect to any share of Senior Preferred Stock on any Redemption Date, the greater of:
(1)    1.0% of the Liquidation Preference of the share; or
(2)    the excess of:
(a)    the present value of the Liquidation Preference at such Redemption Date of (i) the redemption price of the share at March 15, 2006 (such redemption price being set forth in the table appearing above) plus (ii) all required dividend payments due on the share through March 15, 2006 (excluding accrued but unpaid dividends), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over
(b)    the Liquidation Preference of the share.
3.4    “Asset Sale” means:
(1)    the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Corporation and its Restricted Subsidiaries taken as a whole will be governed by Section 7 and subsection 11.4 and not by Section 8; and
(2)    the issuance of Equity Interests by any of the Corporation’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.
Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:
(1)    any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $1.0 million; or (b) results in net proceeds to the Corporation and its Restricted Subsidiaries of less than $1.0 million;
(2)    a transfer of assets between or among the Corporation and any of its Restricted Subsidiaries;
(3)    an issuance of Equity Interests by a Restricted Subsidiary to the Corporation or to another Restricted Subsidiary;

Exhibit 3.1

(4)    a transfer by the Corporation of assets in a transaction that qualifies as a charitable contribution or donation and which does not exceed $2.0 million in the aggregate; and
a Restricted Payment or Permitted Investment that is permitted under subsection 11.1.
3.5    “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
3.6    “Beneficial Owner” has the meaning assigned to such term in Rule 13d‑3 and Rule 13d‑5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
3.7    “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.
3.8    “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.
3.9    “Capital Stock” means:
(1)    in the case of a corporation, corporate stock;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
3.10    “Cash Equivalents” means:
(1)    United States dollars;
(2)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;
(3)    certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of “B” or better;

Exhibit 3.1

(4)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)    commercial paper or marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case, having one the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group and in each case maturing within one year after the date of acquisition; and
(6)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) ‑ (5) of this definition.
3.11    “Change of Control” means the occurrence of any of the following:
(1)    the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its Restricted Subsidiaries, taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;
(2)    the adoption of a plan relating to the liquidation or dissolution of the Corporation;
(3)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals and their Related Parties and disregarding any holding company whose principal asset is capital stock of the Corporation, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Corporation, measured by voting power rather than number of shares; or
(4)    the first day on which a majority of the members of the Board of Directors of the Corporation are not Continuing Directors.
3.12     “Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:
(1)    an amount equal to any extraordinary loss on an after tax basis plus any loss realized in connection with an Asset Sale or any refinancing of a Credit Facility on an after tax basis, to the extent such losses were deducted in computing such Consolidated Net Income; plus
(2)    provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(3)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non‑cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, consent fees, premiums, prepayment penalties, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus
(4)    depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non‑cash expenses (excluding any such non‑cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of

Exhibit 3.1

such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non‑cash expenses were deducted in computing such Consolidated Net Income; plus
(5)    all one‑time cash compensation payments in connection with employment agreements (or replacement therefor) as in effect on March 27, 2001; minus
(6)    non‑cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non‑cash charges of, a Restricted Subsidiary of the Corporation shall be added to Consolidated Net Income to compute Consolidated EBITDA of the Corporation only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Corporation by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter, all judgments, decrees, orders, statutes, rules and governmental regulations, and all agreements and instruments applicable to that Subsidiary or its stockholders.
3.13    “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
(1)    the Net Income or loss of any Person other than the Corporation that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;
(2)    the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation (and, with respect to the Senior Preferred Stock, any agreement or instrument) applicable to that Restricted Subsidiary or its stockholders;
(3)    the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;
(4)    the cumulative effect of a change in accounting principles shall be excluded; and
(5)    the Net Income or loss of any Unrestricted Subsidiary shall be excluded whether or not distributed to the specified Person or one of its Subsidiaries.
3.14    “Consolidated Net Worth” means, with respect to any Person as of any date, the sum of:
(1)    the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus
(2)    the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

Exhibit 3.1

3.15    “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Corporation who:
(1)    was a member of such Board of Directors on March 27, 2001;
(2)    was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or
(3)    is a designee of a Principal or was nominated by a Principal.
3.16    “Credit Agreement” means the Fourth Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 29, 2000, as amended, among Emmis Communications Corporation, the lenders named therein, Toronto Dominion (Texas), Inc., as Administrative Agent, Fleet National Bank, as Documentation Agent, First Union National Bank, as Syndication Agent, and Credit Suisse First Boston Corporation, as co‑document agent, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
3.17    “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
3.18     “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Preferred Stock becomes mandatorily redeemable; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Corporation to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Corporation may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with subsection 11.1.
3.19     “Emmis Holdings” means Emmis Holdings Corporation, an Indiana corporation which, if formed, will become the holding company parent of the Corporation.
3.20    “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
3.21     “Equity Offering” means any sale of Equity Interests of the Corporation (excluding sales made to any Restricted Subsidiary and excluding sales of Disqualified Stock) (a) to the public pursuant to an effective registration statement under the Securities Act or (b) in a private placement of Equity Interests of the Corporation pursuant to an exemption from the registration requirements of the Securities Act.
3.22    “Escrow Corp.” means Emmis Escrow Corporation, an Indiana corporation.
3.23    “Escrow Corp. Merger” means the merger transaction involving Escrow Corp., Escrow Holdings and the Corporation (or Emmis Holdings) pursuant to the Escrow Corp. Merger Agreement.
3.24    “Escrow Corp. Merger Agreement” means the Agreement and Plan of Merger with respect to the Escrow Corp. Merger, dated as of March 27, 2001.

Exhibit 3.1

3.25    “Escrow Holdings” means Emmis Escrow Holding Corporation, an Indiana corporation.
3.26     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
3.27    “Existing Indebtedness” means Indebtedness of the Corporation and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on March 27, 2001, until such amounts are repaid.
3.28    “Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:
(1)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non‑cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations; plus
(2)    the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
(3)    any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets, of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon and limited to the amount of such Guarantee or the fair market value of such property secured by such Lien, as the case may be.
3.29    “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on March 27, 2001.
3.30    “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.
3.31    “Hedging Obligations” means, with respect to any Person, the obligations of such Person under:
(1)    interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and
(2)    other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.
3.32    “Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of:
(1)    borrowed money;
(2)    evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

Exhibit 3.1

(3)    banker’s acceptances;
(4)    representing Capital Lease Obligations;
(5)    the balance deferred and unpaid of the purchase price of any property; or
(6)    representing any Hedging Obligations,
except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person so secured) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
3.33     “Investments” means with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Corporation or any Restricted Subsidiary of the Corporation sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Corporation or a Restricted Subsidiary of the Corporation issues any of its Equity Interests such that, in each case, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Corporation, the Corporation shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in subsection 11.1(e).
3.34    “Issue Date” means the original date of issuance of the Senior Preferred Stock.
3.35    “Junior Disqualified Preferred Stock” means Disqualified Stock that ranks junior in right of payment to the Corporation’s obligations under the Senior Preferred Stock.
3.36    “Leverage Ratio” means, with respect to any specified Person on any date of determination (the “Calculation Date”), the ratio, on a pro forma basis, of (1) the sum of the aggregate outstanding amount of Indebtedness, Disqualified Stock and Pari Passu Preferred Stock (other than the outstanding Series A Preferred Stock) of such Person and its Restricted Subsidiaries as of the Calculation Date determined on a consolidated basis in accordance with GAAP to (2) the Consolidated EBITDA of such Person and its Restricted Subsidiaries attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period. For purposes of calculating the Leverage Ratio:
(1)    acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the Reference Period or subsequent to such Rreference Period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of such Reference Period and Consolidated EBITDA for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

Exhibit 3.1

(2)    transactions giving rise to the need to calculate the Leverage Ratio shall be assumed to have occurred on the first day of the Reference Period.
3.37    “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).
3.38    “Liquidation Preference” means, with respect to each share of Senior Preferred Stock, $1,000,000.
3.39     “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:
(1)    any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and
(2)    any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.
3.40    “Net Proceeds” means the aggregate cash proceeds received by the Corporation or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non‑cash consideration received in any Asset Sale), net of:
(1)    the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof;
(2)    taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);
(3)    amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under a Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale;
(4)    all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale;
(5)    the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Corporation or any Restricted Subsidiary after such Asset Sale; and
(6)    without duplication, any reserves that the Corporation’s Board of Directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments; provided that in the case of any reversal of any reserve referred to in clause (5) or (6) above, the amount so reserved shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.
3.41     “Non‑Recourse Debt” means Indebtedness:

Exhibit 3.1

(1)    as to which neither the Corporation nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender;
(2)    no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Corporation or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(3)    as to which the lenders have been notified in writing that they will not have any recourse to the assets of the Corporation or the stock or assets of any of its Restricted Subsidiaries (except that this clause (3) will not apply to any Indebtedness incurred by the Corporation and its Subsidiaries prior to March 27, 2001).
3.42    “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
3.43    “Officers’ Certificate” has the meaning given to that term in the the indenture dated as of March 27, 2001, between Escrow Corp. and The Bank of Nova Scotia Trust Company of New York, as amended or supplemented, providing for the issuance of Senior Discount Notes.
3.44    “Pari Passu Preferred Stock” means preferred stock of the Corporation which by its terms is equal in right of payment to the Corporation’s obligations under the Senior Preferred Stock.
3.45    “Permitted Business” means any business conducted by the Corporation, its Restricted Subsidiaries on March 27, 2001 and any other business related, ancillary or complementary to any such business.
3.46     “Permitted Investments” means:
(1)    any Investment in the Corporation or in a Restricted Subsidiary of the Corporation;
(2)    any Investment in Cash Equivalents;
(3)    any Investment by the Corporation or any Restricted Subsidiary of the Corporation in a Person, if as a result of such Investment:
(a)    such Person becomes a Restricted Subsidiary of the Corporation; or
(b)    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Corporation or a Restricted Subsidiary of the Corporation;

(4)	any Investment made as a result of the receipt of non‑cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described in Section 8;
(5)    any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Corporation;
(6)    other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (6) since March 27, 2001, not to exceed $15 million in the aggregate;

Exhibit 3.1

(7)    Investments in Permitted Joint Ventures, provided that, at the time of and immediately after giving pro forma effect to such Investment (and any related transaction or series of transactions), the Leverage Ratio under clause (C) of subsection 11.2(a) would be less than or equal to such Leverage Ratio immediately prior to such Investment;
(8)    any purchase, redemption, defeasance or other acquisition of Indebtedness of the Corporation or any Restricted Subsidiary using the proceeds of Permitted Refinancing Indebtedness incurred under paragraph (5) of the definition of Preferred Stock Permitted Debt in subsection 11.2;
(9)    agreements relating to the Indebtedness incurred under paragraph (7) of the definition of Preferred Stock Permitted Debt in subsection 11.2;
(10)    Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in good faith settlement of delinquent obligations of such trade creditors or customers;
(11)    guarantees of Indebtedness otherwise permitted to be incurred by this Exhibit B;
(12)    Investments in the form of Productive Assets received in connection with an Asset Sale;
(13)    commission, travel, payroll, entertainment, relocation and similar advances made to officers and employees of the Corporation or any Restricted Subsidiary made in the ordinary course of business; and
(14)    any Investment in the form of loans or advances to employees of the Corporation not to exceed $3.0 million in aggregate principal amount at any one time outstanding.
3.47    “Permitted Joint Ventures” means a corporation, partnership or other entity (other than a Subsidiary) engaged in one or more Permitted Businesses in respect of which the Corporation or a Restricted Subsidiary (a) beneficially owns at least 20% of the Equity Interests of such entity and (b) either is a party to an agreement empowering one or more parties to such agreement (which may or may not be the Corporation or a Subsidiary), or is a member of a group that, pursuant to the constituent documents of the applicable corporation, partnership or other entity, has the power, to direct the policies, management and affairs of such entity.
3.48     “Permitted Refinancing Indebtedness” means any Indebtedness of the Corporation or any of its Restricted Subsidiaries, Disqualified Stock or Pari Passu Preferred Stock of the Corporation issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness, Disqualified Stock or Pari Passu Preferred Stock of the Corporation or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
(1)    the principal amount, initial accreted value or liquidation preference, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest or dividends on, the Indebtedness or preferred stock so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses, consent fees and prepayment premiums incurred in connection therewith);
(2)    such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded;
(3)    if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of the notes as those contained in

Exhibit 3.1

the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and
(4)    such Indebtedness is incurred either by the Corporation or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
3.49    “Person” means any individual, corporation, partnership, joint venture, association, joint‑stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).
3.50    “Principals” means Jeffrey H. Smulyan.
3.51    “Productive Assets” means assets (including Equity Interests) that are used or usable by the Corporation and/or a Restricted Subsidiary in Permitted Businesses; provided that for any Equity Interests to qualify as Productive Assets, they must, after giving pro forma effect to the transaction in which they were acquired, be Equity Interests of a Restricted Subsidiary.
3.52    “Reference Period” means, with regard to any Person, the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination or calculation is to be made pursuant to the terms of this Exhibit B.
3.53    “Registration Rights Agreement” means the registration rights agreement to be entered into by Escrow Corp. on or before March 27, 2001 relating in part to the registration of the Senior Discount Notes with the Commission.
3.54     “Related Party” with respect to any Principal means:
(1)    any controlling stockholder, 80% (or more) owned Subsidiary of such Principal;
(2)    any trust, corporation, partnership or other entity, the beneficiaries, stockholders, members, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1); or
(3)    a spouse, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts or other entities established by or for the benefit of any of the foregoing or established by any of the foregoing for charitable purposes, or any other person or entity in which the foregoing persons or entities exercise control.
3.55    “Reorganization” means either (i) the transfer of all of the Corporation’s assets and liabilities (including indebtedness under its credit facility and outstanding senior subordinated notes) to a newly-formed subsidiary or (ii) a merger whereby a new holding company, Emmis Holdings, will acquire all of the capital stock of the Corporation, and the stockholders of the Corporation will become stockholders of Emmis Holdings.
3.56    “Restricted Investment” means an Investment other than a Permitted Investment.
3.57    “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
3.58    “Senior Discount Notes” means the 12.50% Senior Discount Notes due 2011 of Escrow Corp.
3.59    “Senior Subordinated Notes” means the 8.125% Senior Subordinated Notes due 2009 of the Corporation.

Exhibit 3.1

3.60    “Series A Preferred Stock” means the Corporation’s 6.25% Series A Cumulative Convertible Preferred Stock.
3.61    “Significant Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that would be a “significant subsidiary” of such Person as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such Regulation is in effect on March 27, 2001.
3.62     “Subsidiary” means, with respect to any Person:
(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).
3.63     “Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 15, 2006; provided, however, that if the period from the Redemption Date to March 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
3.64     “Unrestricted Subsidiary” means (i) Game Warden Wildlife Journal Magazine, LLC, an Indiana limited liability company, Country Sampler Stores, LLC, an Illinois limited liability company), Radio Hungaria Co., Ltd. (a Hungarian corporation), Emmis Escrow Corporation, an Indiana corporation, and Emmis Escrow Holding Corporation, an Indiana corporation, and (ii) any Subsidiary of the Corporation that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary:
(1)    has no Indebtedness other than Non‑Recourse Debt;
(2)    is not party to any agreement, contract, arrangement or understanding with the Corporation or any Restricted Subsidiary of the Corporation unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Corporation or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Corporation;
(3)    is a Person with respect to which neither the Corporation nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;
(4)    has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Corporation or any of its Restricted Subsidiaries; and
(5)    has at least one director on its board of directors that is not a director or executive officer of the Corporation or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Corporation or any of its Restricted Subsidiaries.

Exhibit 3.1

Any such designation by the Board of Directors shall be evidenced to the transfer agent by filing with the transfer agent a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by subsection 11.1. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Exhibit B and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Corporation as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under subsection 11.2, the Corporation shall be in default of such covenant). The Board of Directors of the Corporation may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Corporation of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under subsection 11.2, calculated on a pro forma basis as if such designation had occurred at the beginning of the four‑quarter reference period, and (ii) no Voting rights Triggering Event (as defined in subsection 9.2) would occur or be in existence following such designation.
3.65    “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
3.66    “Weighted Average Life to Maturity” means, when applied to any Indebtedness or series or class of preferred stock at any date, the number of years obtained by dividing:
(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation preference, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one‑twelfth) that will elapse between such date and the making of such payment; by
(2)    the then outstanding principal amount of such Indebtedness or the aggregate liquidation preference of such preferred stock, as the case may be.
3.67     “Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.
4.    Dividends.
4.1    When the Board of Directors declares dividends out of legally available company funds, the holders of the Senior Preferred Stock, who are holders of record as of the preceding March 1 and September 1 (each, a “Record Date”), will be entitled to receive cumulative preferential dividends at the rate per share of 12.50% per annum. Dividends on the Senior Preferred Stock will be payable semi-annually in arrears on March 15 and September 15 of each year (each, a “Dividend Payment Date”).
4.2    On or prior to March 15, 2006, the Corporation may, at its option, pay dividends:
(1)    in cash; or
(2)    in additional fully-paid and non-assessable shares of Senior Preferred Stock (including fractional stock) having an aggregate Liquidation Preference equal to the amount of such dividends.
4.3    After March 15, 2006, the Corporation shall pay dividends in cash only.
4.4    Dividends payable on the Senior Preferred Stock will be:
(1)    computed on the basis of a 360-day year comprised of twelve 30-day months; and

Exhibit 3.1

(2)    accrue on a daily basis.
4.5    Dividends on the Senior Preferred Stock will accrue whether or not:
(1)    the Corporation has earnings or profits;
(2)    there are funds legally available for the payment of such dividends; or
(3)    dividends are declared.
4.6    Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the quarterly period to which they relate. Accumulated unpaid dividends will accrue dividends at the rate of 12.50% per annum. The Corporation must take all actions required or permitted under Indiana law to permit the payment of dividends on the Senior Preferred Stock.
4.7    For any dividend period, the Corporation will not declare or pay upon, or set any sum apart for the payment of dividends upon any outstanding Senior Preferred Stock unless it has declared and paid upon, or declared and set apart a sufficient sum for the payment of dividends upon, all outstanding Senior Preferred Stock for all preceding dividend periods.
4.8    Unless the Corporation has declared and paid upon, or declared and set apart a sufficient sum for the payment of, full cumulative dividends on all outstanding Senior Preferred Stock due for all past dividend periods, then:
(1)    no dividend (other than a dividend payable solely in stock of any class of stock ranking junior to Senior Preferred Stock as to the payment of dividends and as to rights in liquidation, dissolution or winding up of the affairs of the Corporation (any such stock, “Junior Securities”)) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any Junior Securities;
(2)    no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any Junior Securities;
(3)    no Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding purchases, redemptions, acquisitions and retirements for value of Junior Securities permitted by subsection 11.1(b)) by the Corporation or any of its Restricted Subsidiaries; and
(4)    no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any Junior Securities by the Corporation or any of its Restricted Subsidiaries.
4.9    When dividends, if any, are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Senior Preferred Stock, the Series A Preferred Stock and any other class of Parity Securities, all dividends declared upon the Senior Preferred Stock, the Series A Preferred Stock and such Parity Securities will be declared pro rata so that the amount of dividends declared per share of the Senior Preferred Stock and per share of the Series A Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accumulated dividends per share of the Senior Preferred Stock, the Series A Preferred Stock and such Parity Securities bear to each other. Holders of the Senior Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.
5.    Mandatory Redemption. On March 15, 2011 (the “Mandatory Redemption Date”), the Corporation shall redeem (subject to it having sufficient legally available funds) all outstanding Senior Preferred Stock at a price in cash equal to the Liquidation Preference, plus accrued and unpaid dividends, if any, to the date of redemption. The Corporation is not required to make sinking fund payments with respect to the Senior Preferred Stock. The Corporation shall take all actions required or permitted under Indiana law to permit such redemption.

Exhibit 3.1

6.    Optional Redemption.
6.1    At any time prior to March 15, 2004, the Corporation may on any one or more occasions redeem up to 35% of the aggregate Liquidation Preference of the Senior Preferred Stock then outstanding at a redemption price of 113.25% of the Liquidation Preference thereof, plus accrued and unpaid dividends and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:
(1)    at least 65% of the aggregate Liquidation Preference of Senior Preferred Stock remains outstanding immediately after the occurrence of such redemption (excluding Senior Preferred Stock held by the Corporation and its Subsidiaries); and
(2)    the redemption must occur within 90 days after the date of the closing of such Equity Offering.
6.2    On or after March 15, 2006, the Corporation may redeem all or any part of the Senior Preferred Stock upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the Liquidation Preference) set forth below plus accrued and unpaid dividends and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage
2006	106.625%
2007	104.417%
2008	102.208%
2009 and thereafter	100.000%

6.3    At any time prior to March 15, 2006, the Corporation may also redeem all or a part of the Senior Preferred Stock upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the Liquidation Preference thereof plus the Applicable Premium as of, and accumulated and unpaid dividends and Liquidated Damages, if any, to the date of redemption (the “Redemption Date”).
7.    Selection and Notice; Procedure for Redemption.
7.1    If less than all of the Senior Preferred Stock is to be redeemed at any time, the transfer agent shall select Senior Preferred Stock for redemption as follows:
(1)    if the Senior Preferred Stock is listed, in compliance with the requirements of the principal national securities exchange on which the Senior Preferred Stock is listed; or
(2)    If the Senior Preferred Stock is not so listed, on a pro rata basis, by lot or by such method as the transfer agent shall deem fair and appropriate.
7.2    Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Preferred Stock to be redeemed at its registered address. Notices of redemption may not be conditional.
7.3    If any Senior Preferred Stock is to be redeemed in part only, the notice of redemption that relates to that Senior Preferred Stock shall state the portion of the Liquidation Preference thereof to be redeemed. Senior Preferred Stock called for redemption becomes due on the date fixed for redemption. On and after the redemption date, dividends cease to accrue on Senior Preferred Stock or portions thereof called for redemption.

Exhibit 3.1

7.4    Not less than 30 nor more than 60 days previous to the date fixed for redemption by the Board of Directors, a notice specifying the time and place thereof shall be given to the holders of record of the Senior Preferred Stock to be redeemed by first class mail at their respective addresses as the same shall appear on the books of the Corporation; provided, however, that no failure to mail such notice, nor any defect therein, nor in the mailing thereof, shall affect the validity of the proceedings for the redemption of any of the Senior Preferred Stock to be redeemed. Upon the redemption date, the Corporation shall pay over the redemption price to the holders of the shares upon the endorsement and surrender of the certificates for such shares by the holders of the Senior Preferred Stock.
7.5    On or before any redemption date, each holder of shares of Senior Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Senior Preferred Stock to the Corporation, in the manner and at the place designated in the notice of redemption and on the redemption date, the full redemption price, payable in cash, for such shares of Senior Preferred Stock shall be paid or delivered to the person whose name appears on such certificate or certificates as the owner thereof, and the shares represented by each surrendered certificate shall be returned to authorized but unissued shares of preferred stock of any or no series. Upon surrender (in accordance with the notice of redemption) of the certificate or certificates representing any shares to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice of redemption shall so state), such shares shall be redeemed by the Corporation at the redemption price. If fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without costs to the holder thereof, together with the amount of cash, if any, in lieu of fractional shares.
8.    Change of Control.
8.1    If a Change of Control occurs, each holder of Senior Preferred Stock will have the right to require the Corporation to repurchase all or any part (but not any fractional shares) of such holder’s Senior Preferred Stock pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Corporation shall offer a payment in cash equal to 101% of the aggregate Liquidation Preference of Senior Preferred Stock repurchased plus accrued and unpaid dividends and Liquidated Damages thereon, if any (subject to the right of holders of record on the relevant record date to receive dividends and Liquidated Damages, if any, due on the relevant dividend payment date), to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Corporation shall mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Preferred Stock on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by this Exhibit B and described in such notice.
8.2    On the Change of Control Payment Date, the Corporation shall, to the extent lawful:
(1)    accept for payment all Senior Preferred Stock or portions thereof properly tendered pursuant to the Change of Control Offer;
(2)    deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Senior Preferred Stock or portions thereof so tendered; and
(3)    deliver or cause to be delivered to the transfer agent the Senior Preferred Stock so accepted together with an Officers’ Certificate stating the aggregate Liquidation Preference of Senior Preferred Stock or portions thereof being purchased by the Corporation.
8.3    The Corporation shall promptly mail to each holder of Senior Preferred Stock so tendered the Change of Control Payment for such Senior Preferred Stock, and the transfer agent shall promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new certificate representing the Senior Preferred Stock equal in Liquidation Preference to any unpurchased portion of the Senior Preferred Stock surrendered, if any.

Exhibit 3.1

8.4    The Change of Control provisions in this Section 7 shall be applicable whether or not any other provisions of this Exhibit B are applicable. The Corporation shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Change of Control Offer. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions of the covenant described above, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described above by virtue thereof.
8.5    The Corporation shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 7 applicable to a Change of Control Offer made by the Corporation and purchases all Senior Preferred Stock validly tendered and not withdrawn under such Change of Control Offer. The provisions in this Section 7 relative to the Corporation’s obligation to make an offer to repurchase the Senior Preferred Stock as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in Liquidation Preference of the Senior Preferred Stock then outstanding.
8.6    The Corporation shall not be required to repurchase any Senior Preferred Stock pursuant to this Section 7 unless such repurchase complies with the restricted payments covenant contained in the existing and future Indebtedness of the Corporation; provided that if the Corporation does not make a Change of Control Offer or does not repurchase any Senior Preferred Stock pursuant to a Change of Control Offer, then such failure shall constitute a Voting Rights Triggering Event.
8.7    Notwithstanding the foregoing, the Escrow Corp. Merger, the Reorganization or a merger with an Affiliate incorporated for the purpose of reincorporating the Corporation in another jurisdiction and/or for the purpose of forming a holding company shall not constitute a “Change of Control.”
9.    Asset Sales.
9.1    The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
(1)    the Corporation (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of:
(2)    such fair market value is determined by the Corporation’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the transfer agent; and
(3)    at least 75% of the consideration therefor received by the Corporation or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:
(a)    any liabilities (as shown on the Corporation’s or such Restricted Subsidiary’s most recent balance sheet), of the Corporation or any Restricted Subsidiary (other than contingent liabilities) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Corporation or such Restricted Subsidiary from further liability; and
(b)    any securities, notes or other obligations received by the Corporation or any such Restricted Subsidiary from such transferee that are converted by the Corporation or such Restricted Subsidiary into cash within 30 days after receipt (to the extent of the cash received in that conversion).
9.2    Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Corporation and any Restricted Subsidiary may apply such Net Proceeds at its option:

Exhibit 3.1

(1)    to repay Indebtedness;
(2)    to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business that is owned by the Corporation;
(3)    to make a capital expenditure; or
(4)    to acquire assets that are used or useful in a Permitted Business that is owned by the Corporation.
9.3    Pending the final application of any such Net Proceeds, the Corporation may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Exhibit B.
9.4    Notwithstanding Subsections 7.2 and 7.3, the Corporation and its Restricted Subsidiaries shall be permitted to consummate an Asset Sale without complying with such subsections to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Productive Assets, cash, Cash Equivalents and/or Marketable Securities and (ii) such Asset Sale is for fair market value (as determined in good faith by the Board of Directors and certified to in an Officer’s Certificate); provided that any cash consideration not constituting Productive Assets received by the Corporation or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall be subject to the provisions of subsections 8.1, 8.2 and 8.3.
9.5    Any Net Proceeds from Asset Sales that are not applied or invested as provided in subsections 8.2, 8.3 and 8.4 will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Corporation shall make an Asset Sale Offer to all holders of Senior Preferred Stock and all holders of other preferred stock that is pari passu with the Senior Preferred Stock containing provisions similar to those set forth in this Exhibit B with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum Liquidation Preference of Senior Preferred Stock and such other pari passu preferred stock that may be purchased out of the Excess Proceeds. To the extent that any Indebtedness of the Corporation or any Restricted Subsidiary requires that the Corporation or any Restricted Subsidiary make a similar Asset Sale Offer, the Corporation and/or such Restricted Subsidiary may make simultaneous offers with the offer to the holder of Senior Preferred Stock being limited to proceeds not used to repurchase such Indebtedness. The offer price in any Asset Sale Offer shall be equal to 100% of Liquidation Preference of Senior Preferred Stock to be repurchased plus accrued and unpaid dividends and Liquidated Damages thereon, if any, to the date of purchase, and shall be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Corporation may use such Excess Proceeds for any purpose not otherwise prohibited by this Exhibit B. If the aggregate Liquidation Preference of the Senior Preferred Stock and such other pari passu preferred stock tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the transfer agent shall select the Senior Preferred Stock and such other pari passu preferred stock to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
9.6    The Asset Sale provisions described above shall be applicable whether any other provisions of this Exhibit B are applicable. The Corporation shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Asset Sale Offer. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions of the covenant described above, the Corporation shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue thereof.
9.7    Notwithstanding the foregoing, the Corporation may not repurchase any Senior Preferred Stock pursuant to this provision unless such repurchase complies with the restricted payments covenant contained in the existing and future Indebtedness of the Corporation and its Subsidiaries; provided that if the Corporation does not make an Asset Sale Offer or does not repurchase any Senior Preferred Stock pursuant to an Asset Sale Offer, then such failure shall constitute a Voting Rights Triggering Event.

Exhibit 3.1

9.8    Notwithstanding the foregoing, the Escrow Corp. Merger or the Reorganization or a merger with an Affiliate incorporated for the purpose of reincorporating the Corporation in another jurisdiction and/or for the purpose of forming a holding company shall not constitute an “Asset Sale.”
10.    Voting.
10.1    Holders of record of Senior Preferred Stock shall have no voting rights except as required by law or as set forth in this section.
10.2    The number of members of the Corporation’s Board of Directors will immediately and automatically increase by two, and the holders of a majority of the outstanding Senior Preferred Stock, voting separately as a class together with holders of the Series A Preferred Stock and all other Parity Securities having similar voting rights, may elect two members to the Board of Directors of the Corporation, upon the occurrence of any of the following events (each, a “Voting Rights Triggering Event”):
(1)    the accumulation of accrued and unpaid dividends on the outstanding Senior Preferred Stock (or after September 15, 2006, if such dividends are not paid in cash) in an amount equal to three full semi-annual dividends (whether or not consecutive);
(2)    failure by the Corporation to comply with any mandatory redemption obligation with respect to the Senior Preferred Stock or the failure to make an Asset Sale Offer or Change of Control Offer in accordance with the provisions of this Exhibit C and/or the failure to repurchase Senior Preferred Stock pursuant to such offers;
(3)    failure by the Corporation to make a Change of Control Offer or to repurchase any Senior Preferred Stock pursuant to a Change of Control Offer in reliance on subsection 7.6 and the failure by the Corporation to make an Asset Sale Offer or to repurchase any Senior Preferred Stock pursuant to an Asset Sale Offer in reliance on subsection 8.7;
(4)    failure by the Corporation or any of its Restricted Subsidiaries to comply with any of the other covenants or agreements set forth in this Exhibit B and the continuance of such failure for 60 consecutive days after notice to the Corporation by holders of record of the Senior Preferred Stock representing 25% of the outstanding shares of the Senior Preferred Stock;
(5)    defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Corporation or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Corporation or any of its Significant Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Closing Date, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; or
(6)    the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Title 11, U.S. Code or any similar federal or state law for the relief of debtors (a “Bankruptcy Law”):
(i)    commences a voluntary case,
(ii)    consents to the entry of an order for relief against it in an involuntary case,

Exhibit 3.1

(iii)    consents to the appointment of a custodian of it or for all or substantially all of its property,
(iv)    makes a general assignment for the benefit of its creditors, or
(v)    generally is not paying its debts as they become due; or
(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)    is for relief against the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case,
(ii)    appoints a custodian of the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or
(iii)    orders the liquidation of the Corporation or any of its Restricted Subsidiaries;
and the order or decree remains unstayed and in effect for 60 consecutive days.
10.3    The term of office of the directors elected as a result of a Voting Rights Triggering Event shall continue until all dividends in arrears on the Senior Preferred Stock are paid in full and all other Voting Rights Triggering Events have been cured or waived, at which time the term of office of any such directors shall terminate.
11.    Liquidation Rights.
11.1    Each holder of the Senior Preferred Stock shall be entitled to payment, out of the assets of the Corporation available for distribution, of an amount equal to the Liquidation Preference per Senior Preferred Stock held by such holder, plus accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, common stock of the Corporation, upon any:
(1)    voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; or
(2)    reduction or decrease in the Corporation’s capital stock resulting in a distribution of assets to the holders of any class or series of the Corporation’s capital stock (a “reduction or decrease in capital stock”).
11.2    After payment in full of the Liquidation Preference and all accrued dividends, if any, to which holders of Senior Preferred Stock are entitled, such holders may not further participate in any distribution of assets of the Corporation. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations will be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer is in connection with a liquidation, dissolution or winding up of the business of the Corporation or reduction or decrease in capital stock.
11.3    If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the shares of the Senior Preferred Stock and the Series A Preferred Stock and all other Parity Securities are not paid in full, the holders of the shares of the Senior Preferred Stock and the Series A Preferred Stock and all other Parity Securities shall share equally and ratably in any distribution of remaining assets of the Corporation legally available therefor in proportion to the full liquidation preference and accumulated and unpaid dividends and liquidated damages, if any, to which each is entitled.

Exhibit 3.1

12.    Covenants.
12.1    Restricted Payments.
(a)    The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
(x)    declare or pay any dividend or make any other payment or distribution on account of the Corporation’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Corporation or any of its Restricted Subsidiaries) (other than Pari Passu Preferred Stock) or to the direct or indirect holders of the Corporation’s or any of its Restricted Subsidiaries’ Equity Interests (other than Pari Passu Preferred Stock) in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Corporation or to the Corporation or a Restricted Subsidiary of the Corporation),
(y)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Corporation) any Equity Interests of the Corporation (other than Pari Passu Preferred Stock) or any direct or indirect parent of the Corporation or any Restricted Subsidiary of the Corporation (other than any such Equity Interests owned by the Corporation or any Restricted Subsidiary of the Corporation), or
(z)    make any Restricted Investment (all such payments and other actions set forth in clauses (x) through (z) above being collectively referred to as “Restricted Payments”);
unless, at the time of and after giving effect to such Restricted Payment:
(1)    no Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof; and
(2)    the Corporation would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Junior Disqualified Preferred Stock pursuant to clause (C) of the Leverage Ratio test set forth in subsection 11.2(a); and
(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Corporation and its Restricted Subsidiaries after March 27, 2001 (excluding Restricted Payments permitted by clauses (2), (3) and (5) of subsection 11.1(b)), is less than the sum, without duplication, of:
(A)    (i) the aggregate Consolidated EBITDA of the Corporation for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after February 12, 1999 to the end of the Corporation’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the event aggregate Consolidated EBITDA for such period is a deficit, then minus such deficit) less (ii) 1.4 times the aggregate Fixed Charges of the Corporation for the same period; plus
(B)    the aggregate net cash proceeds and the fair value, determined in good faith by the Board of Directors, of any non-cash consideration, in each case, received by the Corporation since February 12, 1999 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Corporation (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities, of the Corporation that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Corporation); plus

Exhibit 3.1

(C)    to the extent that any Restricted Investment that was made after February 12, 1999 is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus
(D)    if any Unrestricted Subsidiary (i) is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation or (ii) pays any cash dividends or cash distributions to the Corporation or any of its Restricted Subsidiaries, 100% of any such cash dividends or cash distributions made after February 12, 1999; plus
(E)    without duplication of any of the foregoing, the aggregate amount returned in cash on or with respect to Restricted Investments made subsequent to February 12, 1999, whether through interest payments, principal payments, dividends or other distributions or payments; plus
(F)    $10.0 million.
(b)    So long as no Voting Rights Triggering Event has occurred and is continuing or would be caused thereby, subsection 11.1(a) shall not prohibit:
(1)    the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Exhibit B;
(2)    the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Corporation in exchange for, or out of the proceeds of the sale (other than to a Subsidiary of the Corporation) of, any Equity Interests of the Corporation (other than any Disqualified Stock); provided that, in each such case, the amount of any such net cash proceeds that are so utilized shall be excluded from clause (3)(B) of subsection 11.1(a);
(3)    the payment of any dividend by a Restricted Subsidiary of the Corporation to the holders of its common Equity Interests on a pro rata basis;
(4)    the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Corporation or any Restricted Subsidiary of the Corporation held by any former member of the Corporation’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of March 27, 2001; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period;
(5)    the repurchase of Equity Interests of the Corporation deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; or
(6)    the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Corporation in an amount not to exceed $25.0 million under this clause (6).
(c)    In determining whether any payment is permitted by this subsection 11.1, the Corporation may allocate or reallocate, among clauses (1) through (6) of subsection 11.1(b) or among such clauses and subsection 11.1(a), all or any portion of such payment and all or any portion of any payment previously allocated; provided that, after giving effect to such allocation or reallocation, all such payments (or allocated portions of such payments) would be permitted under the various provisions of this covenant.
(d)    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Voting Rights Triggering Event. For purposes of making such determination, all outstanding Investments by the Corporation and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of

Exhibit 3.1

such designation and shall reduce the amount available for Restricted Payments under subsection 11.1(a)(3). All such outstanding Investments shall be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation shall only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if such designation would not cause a Voting Rights Triggering Event.
(e)    The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Corporation or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any property, assets or Investments required by this covenant to be determined shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the transfer agent.
(f)    In making the computations required by this subsection 11.1:
(1)    the Corporation may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Corporation for the remaining portion of such period; and
(2)    the Corporation may rely in good faith on the financial statements and other financial data derived from its books and records that are available on the date of determination.
(g)    If the Corporation makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Corporation be permitted under the requirements of this Exhibit B, such Restricted Payment will be deemed to have been made in compliance with this Exhibit B notwithstanding any subsequent adjustments made in good faith to the Corporation’s financial statements for any period which adjustments affect any of the financial data used to make the calculations with respect to such Restricted Payment.
12.2    Incurrence of Indebtedness and Issuance of Preferred Stock.
(a)    The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Corporation will not issue any Pari Passu Preferred Stock or Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that (A) the Corporation and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt), and the Corporation may issue Pari Passu Preferred Stock or Disqualified Stock, if the Leverage Ratio of the Corporation (without giving effect to any Pari Passu Preferred Stock that is not Disqualified Stock) for the Reference Period immediately preceding the date on which such additional Indebtedness is incurred or such Pari Passu Preferred Stock or Disqualified Stock is issued would not have been greater than 7.0 to 1, (B) the Corporation may issue Pari Passu Preferred Stock if the Leverage Ratio of the Corporation for the Reference Period immediately preceding the date on which such Pari Passu Preferred Stock is issued would not have been greater than 7.5 to 1 and (C) the Corporation may issue Junior Disqualified Preferred Stock if the Leverage Ratio of the Corporation for the Reference Period immediately preceding the date on which such Junior Disqualified Preferred Stock is issued would not have been greater than 8.0 to 1, in the case of each of (A), (B) and (C) determined on a pro forma basis (after giving pro forma effect to such incurrence or issuance and to the application of the net proceeds therefrom) and in accordance with the definition of Leverage Ratio.
(b)    Subsection 11.2(a) will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following securities (collectively, “Preferred Stock Permitted Debt”):

Exhibit 3.1

(1)    the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness under the Credit Facilities; provided that the aggregate amount of all Indebtedness of the Corporation and the Restricted Subsidiaries outstanding under the Credit Facilities after giving effect to such incurrence does not exceed an amount equal to $750.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Corporation or any of its Restricted Subsidiaries since the Issue Date to repay Indebtedness under the Credit Facilities pursuant to Section 8;
(2)    the incurrence by the Corporation and its Restricted Subsidiaries of the Existing Indebtedness;
(3)    the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Corporation or such Restricted Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;
(4)    the incurrence by the Corporation or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness of the Corporation or any of its Restricted Subsidiaries or Pari Passu Preferred Stock or Disqualified Stock of the Corporation (other than intercompany Indebtedness) that was permitted by this Exhibit B to be incurred under the first paragraph hereof or clauses (2), (3), (7), (8), (10) or (12) of this subsection 11.2(b);
(5)    the incurrence by the Corporation or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Corporation and any of its Restricted Subsidiaries; provided, that: (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Corporation or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Corporation or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Corporation or such Restricted Subsidiary, as the case may be;
(6)    the incurrence by the Corporation or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging foreign currency risk or interest rate risk with respect to any Indebtedness that is permitted by the terms of this Exhibit B to be outstanding;
(7)    the guarantee by the Corporation or any of its Restricted Subsidiaries of Indebtedness of the Corporation or a Restricted Subsidiary of the Corporation that was permitted to be incurred by another provision of this Exhibit B;
(8)    the incurrence by the Corporation or any of its Restricted Subsidiaries of additional Indebtedness or Pari Passu Preferred Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness or Pari Passu Preferred Stock incurred pursuant to this clause (8), not to exceed $25 million;
(9)    the incurrence by the Corporation’s Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Corporation that was not permitted by this clause (9);
(10)    the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms (provided, in each such case, that the amount thereof is included in Fixed Charges of the Corporation as accrued), and the payment

Exhibit 3.1

of dividends on Disqualified Stock or Pari Passu Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Pari Passu Preferred Stock;
(11)    the incurrence by the Corporation or any of its Restricted Subsidiaries Indebtedness of up to an aggregate principal amount of $250.0 million of Indebtedness under the Credit Facilities for the purpose of acquiring Permitted Businesses; and
(12)    the issuance by the Corporation of Pari Passu Preferred Stock in an aggregate liquidation preference at any one time outstanding under this clause (12) not to exceed the greater of (a) $50.0 million or (b) two times the proceeds to the Corporation from the issuance of any Junior Securities.
(c)    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Preferred Stock Permitted Debt described in clauses (1) through (12) of subsection 11.2(b) or is entitled to be incurred pursuant to subsection 11.2(a), the Corporation shall, in its sole discretion, classify (or later reclassify in whole or in part) such item of Indebtedness or preferred stock in any manner that complies with this covenant. Accrual of interest or dividends, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or preferred stock shall not be deemed to be an incurrence of Indebtedness for purposes of this subsection 11.2.
12.3    Dividend and Other Payment Restrictions Affecting Subsidiaries.
(a)    The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:
(1)    pay dividends or make any other distributions to the Corporation or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;
(2)    pay any indebtedness owed to the Corporation or any of its Restricted Subsidiaries;
(3)    make loans or advances to the Corporation or any of its Restricted Subsidiaries; or
(4)    transfer any of its properties or assets to the Corporation or any of its Restricted Subsidiaries.
(b)    However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:
(1)    Existing Indebtedness or Indebtedness under the Credit Facilities, in each case as in effect on March 27, 2001, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Existing Indebtedness or in the Credit Facilities, in each case as in effect on March 27, 2001;
(2)    encumbrances and restrictions applicable to any Unrestricted Subsidiary, as the same are in effect on the date on which such Subsidiary becomes a Restricted Subsidiary, and as the same may be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the applicable series of Indebtedness of such Subsidiary as in effect on the date on which such Subsidiary becomes a Restricted Subsidiary;

Exhibit 3.1

(3)    this Exhibit B;
(4)    applicable law;
(5)    any instrument governing Indebtedness or Capital Stock of a Person acquired by the Corporation or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Exhibit B to be incurred;
(6)    customary non-assignment provisions in leases or licenses entered into in the ordinary course of business;
(7)    any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;
(8)    Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
(9)    Liens that limit the right of the debtor to transfer the assets subject to such Liens;
(10)    provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and
(11)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.
12.4    Merger, Consolidation or Sale of Assets.
(a)    The Corporation may not consolidate or merge with or into (whether or not the Corporation is the surviving corporation) or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:
(1)    the Corporation is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Corporation) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;
(2)    the entity or Person formed by or surviving any such consolidation or merger (if other than the Corporation) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made issues preferred stock with terms substantially the same as those of the Senior Preferred Stock pursuant to agreements reasonably satisfactory to the Corporation’s transfer agent;
(3)    immediately after such transaction no Voting Rights Triggering Event exists; and
(4)    the Corporation or the entity or Person formed by or surviving any such consolidation or merger (if other than the Corporation) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made:
(a)    will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Corporation immediately preceding the transaction; and

Exhibit 3.1

(b)    will, on the date of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Junior Disqualified Preferred Stock pursuant to clause (C) of the Leverage Ratio test in subsection 11.2(a).
This subsection 11.4(a) shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Corporation and any of its Wholly-Owned Subsidiaries.
(b)    Notwithstanding the foregoing, the Corporation may complete the Escrow Corp. Merger, the Reorganization or merge with an Affiliate incorporated for the purpose of reincorporating the Corporation in another jurisdiction and/or for the purpose of forming a holding company.
12.5    Transactions with Affiliates.
(a)    The Corporation will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:
(1)    such Affiliate Transaction is on terms that are no less favorable to the Corporation or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Corporation or such Restricted Subsidiary with an unrelated Person; and
(2)    the Corporation delivers to the transfer agent:
(A)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and
(B)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, an opinion as to the fairness to the holders of the financial terms of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
(b)    The following items shall not be deemed to be Affiliate Transactions and therefore will not be subject to the provisions of subsection 11.5(a):
(1)    any employment or indemnification arrangements or transactions relating to benefit plans with any employee, consultant or director of the Corporation or a Restricted Subsidiary that is entered into by the Corporation or any of its Restricted Subsidiaries in the ordinary course of business and consistent with past practice of the Corporation or such Restricted Subsidiary;
(2)    transactions between or among the Corporation and/or its Restricted Subsidiaries;
(3)    payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Corporation;
(4)    Restricted Payments that are permitted by the provisions of this Exhibit B described in subsection 11.1;

Exhibit 3.1

(5)    the Corporation and any Restricted Subsidiary may enter into an administrative services agreement or a tax sharing agreement with an Affiliate or Affiliates so long as such agreement is approved by a majority of the independent directors;
(6)    transactions and payments contemplated by any agreement in effect on March 27, 2001 or any amendment thereto in any replacement agreement therefor, so long as any such amendment or replacement agreement, taken as a whole, is not more disadvantageous to the Corporation or such Restricted Subsidiary as the original agreement as in effect on March 27, 2001;
(7)    loans and advances to employees of the Corporation or any Restricted Subsidiary in the ordinary course of business; and
(8)    the Escrow Corp. Merger, the Reorganization and any merger with an Affiliate incorporated for the purpose of reincorporating the Corporation in another jurisdiction and/or for the purpose of forming a holding company.
12.6    Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Corporation:
(1)    shall not, and shall not permit any Restricted Subsidiary of the Corporation to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Corporation to any Person (other than the Corporation or a Wholly Owned Restricted Subsidiary of the Corporation); and
(2)    shall not permit any Restricted Subsidiary of the Corporation to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to the Corporation or a Wholly Owned Restricted Subsidiary of the Corporation,
unless, in each such case: (a) as a result of such transfer, conveyance, sale, lease or other disposition or issuance such Restricted Subsidiary no longer constitutes a Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition or issuance are applied in accordance with the Asset Sales covenant in Section 8.
13.    Other Provisions.
13.1    With respect to any notice to a holder of shares of Senior Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner provided in this Exhibit B shall be conclusively presumed to have been duly given whether or not the holder receives the notice.
13.2    Senior Preferred Stock redeemed or otherwise acquired by the Corporation shall assume the status of authorized but unissued preferred stock and may thereafter be reissued in the same manner as the other authorized but unissued preferred stock, including as Parity Securities, but not as the same class as the Senior Preferred Stock.
13.3    The shares of Senior Preferred Stock shall be issuable only in whole shares.
13.4    All notice periods referred to in this Exhibit B shall commence on the date of the mailing of the applicable notice.